      As filed with the Securities and Exchange Commission on July 24, 1998

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                           ---------------------------


                                SANTI GROUP, INC.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                  58-2335973
       (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                   Identification No.)


                          14901 QUORUM DRIVE, SUITE 200
                               DALLAS, TEXAS 75240
                    (Address of principal executive offices)


                                 (972) 858-6025
              (Registrant's telephone number, including area code)

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

          Title of each class                     Name of each exchange on which
          to be so registered                     each class is to be registered
          -------------------                     ------------------------------
             Not applicable                               Not applicable

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                 Title of Class
                                 --------------
                         Common Stock, $.0001 par value

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ITEM 1.  BUSINESS

SUMMARY

   SanTi Group, Inc. ("SanTi" or the "Company"), engages in the following businesses relating to the nonhazardous liquid waste ("NLW") industry: grease trap pumping and repair services; septic services (including designing, pumping, installation and maintenance), sewer and drain cleaning services; high pressure water jetting services; portable toilet servicing; bulk liquid waste transportation; biosolids management; on-site biotreatment systems and liquid waste processing and disposal. SanTi's customers include restaurants, hospitals, military bases, office buildings, apartments, schools, municipalities, industrial businesses and single family residences. All references to SanTi or the Company include its operating subsidiaries unless the context indicates otherwise.

   SanTi intends to expand its presence in the NLW industry through internal growth and acquisitions of local service providers throughout the United States. The acquisitions will be made primarily with cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock. The Company believes that these acquisitions, by consolidating smaller local service providers, will create synergies and improve efficiencies in the area of NLW management.

THE NLW INDUSTRY

   The Company estimates that the portable toilet, septic tank and grease trap business segment of the U.S. domestic NLW industry generates approximately $20 billion in revenues annually. There are approximately 25,000 service providers currently in the NLW industry and, of these service providers, approximately 75% generate less than $500,000 of annual revenues. The Company believes the NLW industry will continue to grow based on increased waste from a growing population and general economic conditions that are driving new building demand and the need for NLW services.

   Because the NLW industry is so highly fragmented, management believes the industry has the potential for significant cost savings by the economies of scale that may be realized in consolidation. These costs savings would include efficiencies as a result of common billing, the coordination of advertising, the elimination of duplicative professional and technical support providers, the standardization and upgrading of equipment and the improvement of employee training. SanTi intends to determine lines of the NLW business in which an acquired service provider is not currently engaged and assist the service provider in expanding into those areas. There can be no assurance, however, that SanTi will be able to profitability consolidate service providers within the NLW industry.

THE BUSINESS

   SanTi currently engages in each of the NLW businesses described above. SanTi's operating subsidiaries include: Bone-Dry Enterprises, Inc.; SanTi Group of Florida, Inc.; SanTi Group of Pennsylvania, Inc.; and SanTi Group of New York, Inc. Each subsidiary of SanTi intends to acquire additional assets from local service providers and act as an operating division of SanTi in the area in which it is located. These local operating divisions operate under various tradenames, as described below.

   Bone-Dry Enterprises, Inc. ( "Georgia Group"). The Georgia Group is engaged in NLW collection and hauling operations in the state of Georgia. The Georgia Group operates under the following tradenames: Andrews Environmental, Bone-Dry Enterprises ("Bone-Dry") and Quality Plumbing and Septic.

   SanTi Group of Florida, Inc. ("Florida Group"). The Florida Group is engaged in NLW collection and hauling operations in the state of Florida. The Florida Group operates under the following tradenames: Brownie Environmental Services, Grease-Tec and A Rapid Rooter Sewer and Drain.

   SanTi Group of Pennsylvania, Inc. ("Pennsylvania Group"). The Pennsylvania Group is engaged in NLW collection and hauling operations in the state of Pennsylvania. The Pennsylvania Group has one wholly owned subsidiary, Nutrecon, Inc., which holds the operating permits and the leases for a facility acquired from Ferrero Wastewater Management, Inc., in Ambler, Pennsylvania. The Pennsylvania Group operates under the following tradenames: Ferrero Wastewater Management and Eldredge Wastewater Management.

   SanTi Group of New York, Inc. ("New York Group"). The New York Group is engaged in NLW collection and hauling operations in the state of New York. The New York Group operates under the following tradenames: RGM Liquid Waste Removal and Devito Environmental.

   The Company receives fees to collect, process and dispose of nonhazardous liquid wastes. Collection fees charged to customers vary per gallon by waste stream according to constituents of the waste, expenses associated with processing the waste and competitive factors. Grease trap waste from restaurant and other food processing and preparation facilities are transported to SanTi's facilities in vacuum trucks, trailers and other transportable containers. SanTi operates a fleet of vehicles to collect waste directly from generators and receives waste from independent transporters servicing additional waste generators. Using a variety of physical, chemical, thermal and other biological techniques, the waste is broken down into constituent components. Water extracted from the waste is pretreated and then discharged into the municipal sanitary sewer system or applied to leased grasslands. Solid materials are dried and disposed of in a solid waste landfill. At some locations where the Company does not have pretreatment facilities, the waste is transported to private pretreatment facilities, or, where permitted by local regulations, directly to municipal or private wastewater treatment facilities.

   SanTi also engages in the business of biosolids management through the reuse of organic materials. SanTi provides transportation, treatment, site monitoring, and land application to private companies. SanTi's vehicles pick up and transport biosolids to various sites. SanTi also provides professional management and consulting services for treatment of biosolids and the monitoring and application onto leased grasslands of treated biosolids.

   The Company benefits from federal, state and local regulations prohibiting the disposal of grease trap waste and other waste in municipal collection and treatment systems. Although restaurants, food manufacturing and preparation facilities and other industrial operations have produced such waste for many years, regulations governing the management of NLW, and the enforcement of such regulations, are becoming increasingly stringent. These requirements have increased the value of SanTi's services to its customers in recent years. As federal, state and local regulations governing the disposal of NLW increase, SanTi believes the amount of NLW products delivered to third parties for processing and disposal will continue to increase.

   SanTi will target the acquisition and integration of local service providers in the NLW industry that SanTi believes will be profitable additions to the Company. SanTi intends to focus on the integration of entities acquired and to increase profits and productivity through operational and efficiency improvements, standardization of procedures, equipment standards and procurement procedures.

   SanTi intends to establish local operating facilities or service centers throughout the United States, with initial service centers established in major population centers. Acquired local service providers in these areas will be converted to service centers. A service center manager at each location will be responsible for the service center's overall performance. The manager will be supported by supervisors responsible for one or more lines of business. The manager will also be supported by maintenance managers responsible for the maintenance and repair of all equipment. The service center managers will report to district managers, who will typically have responsibility for eight to twelve service center managers. The district managers will have general management responsibility for their geographical areas.

Predecessor Corporations

   SanTi Group, Inc. ("SGI"), a privately-held corporation, was incorporated in Delaware on August 19, 1997 for the purpose of engaging, through its operating subsidiaries, in the following businesses related to the NLW industry: grease trap pumping, septic tank services (including designing, pumping, installation, and maintenance), sewer and drain cleaning services; high pressure jetting services; portable toilet servicing; bulk liquid waste transportation; biosolids management; on-site biotreatment systems and liquid waste processing and disposal. In December 1997, SGI acquired the assets of Bone-Dry in a share exchange in which each share of Bone-Dry was exchanged for 1.3 shares of SGI. Bone-Dry was formed in March 1997 to acquire businesses in the NLW industry. SGI and Bone-Dry were primarily controlled by Mr. Raymond M. Cash, Vice Chairman of the Board of Directors of the Company, and entities controlled by Mr. Cash. Following a stock split effected in the form of a 0.25 per share stock dividend effective January 30, 1998 (the "Stock Dividend"), SGI had approximately 8,088,379 shares of common stock, $.0001 par value per share (the "SGI Stock"), issued and outstanding as of the date of the merger of SGI into Microlytics, Inc., as described below. In addition to the issued and outstanding shares, SGI had a total of 131,250 shares subject to employee options. Of these options, 18,750 were vested as of July 20, 1998.

   Microlytics, Inc. ("Micro") was incorporated in Delaware in 1985 for the purposes of engaging in the business of developing, manufacturing and marketing electronic reference products, including computer software programs which provided linguistic and information compression technology, bilingual dictionaries and thesaurus products. In 1989, Micro operated as a wholly owned subsidiary of Selectronics, Inc. ("Selectronics"). In 1995, Selectronics changed its name to Microlytics, Inc. In the early 1990's, Micro began experiencing financial difficulties as a result of the highly competitive nature of the computer software industry. On November 27, 1996, Micro filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York (the "Court"). In July of 1997, substantially all of the intangible assets of Micro and its subsidiary were sold to Metro One Telecommunications, Inc. In August of 1997, substantially all of the tangible assets of Micro were also sold. The proceeds of these sales were held in a segregated trust account by the debtor's counsel prior to the Court's confirmation of Micro's plan of reorganization.

   In April of 1998, Micro filed a Plan of Reorganization (the "Plan") that was approved by its shareholders, the creditor's committee and the Court. Pursuant to the Plan, Micro effected a 1 for 400 reverse stock split, distributed the proceeds from asset liquidations to its creditors, and distributed shares and warrants to its creditors and shareholders. The Plan provided for this reverse stock split prior to the merger of SGI and Micro, as described below. Pursuant to the Plan, any shareholder of Micro as of April 30, 1998 who, as a result of the 1 for 400 reverse stock split, held less than 100 shares, had his or her shares rounded up to 100 shares. As of July 20, 1998, after the 1 for 400 reverse stock split and rounding of shares, 1,027,066 shares of Micro common stock were issued and outstanding. Also under the Plan, Micro issued warrants for 500,000 shares of Micro common stock, exercisable at $5.80 per share.

The Merger

   On May 13, 1998, SGI was merged with and into Micro under an agreement and plan of merger, with Micro surviving and changing its name to SanTi Group, Inc. ("the Merger"). The Merger was subject to the approval of the Court. On the effective date of the Merger, each issued and outstanding share of SGI Stock was converted into one share of common stock of Micro (now SanTi), (the "Common Stock"). These exchange ratios were determined after the 1 for 400 reverse split of Common Stock pursuant to the Plan. This exchange resulted in the receipt by SGI shareholders of approximately 8,088,379 shares of Common Stock, representing approximately 86.2% of the shares of Common Stock issued and outstanding on the effective date of the Merger. As of July 20, 1998, after the issuance of shares pursuant to the Plan, the Merger, the reverse split, and the exercise of warrants to acquire 269,175 shares of Common Stock, SanTi had 9,384,620 shares of Common Stock outstanding. All options to acquire shares of SGI Stock were also converted into options to receive shares of Common Stock. As of July 20, 1998, options to acquire 18,750 were vested and 45,000 vest over the next two years. SanTi succeeded to all of the assets, liabilities and NLW business of SGI.

Acquisitions

   SanTi intends to expand its business in the NLW industry through internal growth and the acquisition of local NLW service providers throughout the United States. These acquisitions will be made with cash, shares of Common Stock, or a combination of cash and shares of Common Stock. SanTi's acquisition strategy has been developed with the goal of increasing the efficiency and profitability of acquisition targets through operational and marketing synergies with SanTi's existing business operations. SanTi will provide professional management to these acquired entities to eliminate duplicative processes and procedures among the acquired businesses. The services that SanTi intends to provide to the acquired entities include: sales management, accounts receivable and accounts payable management, debt collection, financial reporting, tax management, advertising, purchasing, legal, health and safety, environmental, human resources, training and capital. Customer service representatives will also be provided. These services are intended to allow the local managers to focus on the growth of regional business.

   Between March 1997 and July 1998, SanTi (or Bone-Dry) completed several acquisitions of NLW local service providers. These acquisitions geographically extended SanTi's processing operations to New York, Philadelphia and Miami, and increased its market penetration in Georgia. The total cost of the acquisitions, including contingent consideration, was $21,374,120 in cash, $2,257,350 in notes to sellers and 565,000 shares of Common Stock. In addition, SanTi entered into one-year agreements with certain key managers that include severance payments if terminated before expiration.

     Andrews Environmental, Inc. ("Andrews"). In March 1997, Bone-Dry acquired a portion of the assets of Andrews, operating as Andrews' grease disposal business for $475,000 in cash and $257,350 in notes. Andrews was in the business of commercial and governmental grease extraction, collection, and transportation services in the state of Georgia. In December 1997, Bone-Dry acquired the remaining assets of Andrews for $660,000 in cash and 21,400 shares of Common Stock. Contingent consideration of 13,600 shares of Common Stock is payable within 90 days of the first anniversary of the date of the purchase, net of offsets for losses, as defined in the purchase agreement. These assets included customer accounts, trucks and containers to be used in the NLW and septic waste collection, transportation, management and disposal business. Andrews specializes in the area of NLW and disposal in Georgia.

     Atlanta Grease Trap ("Atlanta Grease"). In August 1997, Bone-Dry acquired the assets of Atlanta Grease, for approximately $360,000 in cash. Atlanta Grease was in the business of commercial and governmental grease extraction, collection and transportation services in Georgia. The assets acquired included customer accounts, software, and certain physical assets to be used in the NLW and septic waste collection, transportation, management and disposal business.

     Ferrero Wastewater Management, Inc. ("Ferrero"). In January 1998, the Pennsylvania Group acquired the assets of Ferrero for $2,240,100 in cash and 90,000 shares of Common Stock. Contingent consideration of $248,900 in cash and 10,000 shares of Common Stock is payable 270 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement. These assets included customer accounts, trucks and containers to be used in the business of NLW and septic waste collection, transportation and management and disposal in the Ambler, Pennsylvania area. In connection with this asset purchase, the Pennsylvania Group agreed to assume certain liabilities of Ferrero, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Ferrero prior to the closing.

     A Rapid Rooter Sewer and Drain Service, Inc. ("A Rapid"). In February 1998, the Florida Group acquired the assets of A Rapid for $3,300,000 in cash, payment of existing debt totaling approximately $690,120 and 100,000 shares of Common Stock. These assets included customer accounts, trucks, containers and other assets used in the NLW collection and disposal business. A Rapid operates primarily in the Miami/Dade, Broward and Palm Beach, Florida areas. In connection with this asset purchase, the Florida Group agreed to assume certain liabilities of A Rapid, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by A Rapid prior to the closing.

     Quality Plumbing & Septic ("Quality"). In February 1998, the Georgia Group acquired the assets of Quality for $2,000,000 in cash. Contingent consideration of $250,000 in cash was paid in June 1998 and 10,000 shares of Common Stock will be issued. These assets included customer accounts, trucks and containers and other assets to be used in the NLW collection and disposal business in the Lithia Springs, Georgia area. In connection with this asset purchase, the Georgia Group agreed to assume certain liabilities of Quality, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Quality prior to the closing.

     Seagraves, Inc. ("Seagraves") and Grease-Tec, Inc. ("Grease-Tec"). The Florida Group acquired the assets of Seagraves and Grease-Tec in March 1998 for $3,250,000 in cash, a promissory note in the amount of $2,000,000 and 60,000 shares of Common Stock. A security interest in the assets of Seagraves and Grease-Tec was granted to the sellers to secure the promissory note. These assets included customer accounts, trucks, containers and other assets used in the NLW collection and disposal business in the Orange County, Florida area. Seagraves also operated under the names Brownie Environmental Services, Brownie Sewer & Drain Cleaning Services and Brownie Septic Tank Contractors. In connection with this asset purchase, the Florida Group agreed to assume certain liabilities of Seagraves, excluding any environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Seagraves and Grease-Tec prior to the closing.

     R.G.M. Liquid Waste Removal Corporation and Affiliates. ("RGM"). In May 1998, the New York Group acquired certain assets of RGM and its Affiliates for $4,500,000 in cash and 105,000 shares of Common Stock. Contingent consideration of $1,000,000 and 55,000 shares of Common Stock is payable one year after the date of purchase, net of offsets for losses, as defined in the purchase agreement. These assets included contract rights, customer accounts, trucks and containers and other assets to be used in the NLW collection and disposal business in the New York metropolitan area. In connection with this asset purchase, the New York Group agreed to assume certain liabilities of RGM and its affiliates, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. RGM's affiliates include: Devito Environmental Corporation ("Devito"), Advanced Transfer Technology, Inc. ("ATT") and Envirotec Leasing and Rental Corporation ("Envirotec"). All third party liabilities were paid by RGM prior to the closing.

     Eldredge Wastewater Management, Inc. ("Eldredge"). In May 1998, the Pennsylvania Group acquired certain assets of Eldredge for $2,040,000 in cash and 85,000 shares of Common Stock. Contingent consideration of $360,000 in cash and 15,000 shares of Common Stock is payable 13 months after the date of purchase, net of offsets for losses, as defined in the purchase agreement. Eldredge was engaged in the collection and disposal of wastewater from commercial, industrial and residential facilities related to food processing, preparation and elimination and municipal liquid and sludge wastes. These assets included customer accounts, trucks and containers and other assets to be used in the NLW collection and disposal business in the Lancaster, Montgomery, Bucks and Chester Counties of Pennsylvania and Sussex and New Castle, Delaware. In connection with this asset purchase, the Pennsylvania Group agreed to assume certain liabilities of Eldredge, excluding any environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Eldredge prior to the closing.

     In connection with each acquisition, SanTi may have assumed or succeeded to certain liabilities of the acquired businesses, which may include environmental liabilities except as described above. SanTi has obtained representations from the sellers of the acquired businesses that no undisclosed liabilities exist and certain rights to indemnification from the sellers for any liabilities. There can be no assurance, however, that undisclosed liabilities do not exist or that SanTi will receive full or partial compensation pursuant to its rights to indemnification.

     In addition to internal growth, the growth of SanTi, to a significant extent, will depend on its continued acquisition of NLW service providers. SanTi expects competition to exist in the industry to acquire these candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. Acquisitions of these entities entail various risks, including failure of the acquired service providers to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired service providers and risks associated with unanticipated events and liabilities. All of these risks may have an adverse effect on the ability of SanTi to acquire additional acquisition candidates and on its business condition and results of operations. Any complementary businesses that are acquired also may not be successfully integrated.

Debt Financing

     SanTi obtained a revolving line of credit on June 26, 1998 from Bank of America National Trust and Savings Association ("Bank of America"), acting as an agent for various lending institutions, including Bank of America (collectively, the "Banks"). Under this credit agreement, each of the lending institutions agrees to make loans to, and to issue or participate in the issuance of letters of credit for the account of SanTi on a revolving basis during the term of the agreement as requested by SanTi (the "Credit Agreement"). The total outstanding revolving credit and the aggregate amount of all letters of credit outstanding are not to exceed the commitment amount of $40,000,000. Various financial covenants in the Credit Agreement restrict the Company's ability to draw on this line of credit. A pledge agreement was executed concurrent with the Credit Agreement, requiring SanTi to pledge all shares of stock owned by SanTi in each of its subsidiaries (both current subsidiaries as well as any subsidiary formed in the future), as security for the payment of all liabilities incurred under the revolving line of credit. A security agreement provides for a continuing security interest to the Banks in all of the subsidiaries' accounts receivable, certified securities, chattel paper, computer hardware and software, contract rights, deposit accounts, documents, general intangibles, goods, instruments, intellectual property, money, commodities, uncertified securities and all personal property. A stock purchase warrant was also granted to Bank of America for the right to purchase 50,000 shares of SanTi common stock at a price of $13.00 per share, expiring on June 26, 2003. SanTi anticipates that it will use this line of credit, alone or in combination with shares of its Common Stock, to acquire local NLW service providers, as well as for working capital.

Competition

     SanTi competes with a significant number of other NLW service providers. Competitors compete primarily on the basis of proximity to collection operations, fees charged and quality of service. Future technological changes and innovations may result in a reduction in the amount of NLW generated, or in alternative methods of treatment and disposal being developed. SanTi also faces competition from customers that may seek to enhance and develop their own methods of disposal. Increased use of internal treatment and disposal methods and other competitive factors may have a material adverse effect on SanTi's business, results of operation and financial condition.

     SanTi will be at a disadvantage in competing against service providers that are better capitalized, have greater name recognition, have more background and experience, have greater financial, technical, marketing and other resources and skills, have better facilities and are able to provide services or products at a lower cost than SanTi. Because the NLW industry is currently highly fragmented, the acquisition of local NLW service providers is the only strategy by which SanTi may be able to penetrate existing markets. As a result of these competitive factors, there can be no assurance that SanTi's growth strategy will be successful or that SanTi will be able to generate cash flow adequate for its operations and to support future acquisitions and internal growth.

Employees

     As of July 20, 1998, SanTi had 315 employees. It is anticipated that the acquisition and integration of additional NLW service providers will add employees as acquisitions are made but that the number of employees in acquired businesses may be reduced as duplicate administrative processes are eliminated.

Government Regulations

     SanTi is subject to rules and regulations of various federal, state and local governmental agencies. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the services provided by SanTi. Any changes in these laws or regulations may affect the operations of SanTi by imposing additional regulatory compliance costs on SanTi, requiring the modification of or adversely affecting the market for SanTi's NLW services. To the extent that demand for these services is based upon the need to comply with these regulations, any modification to these regulations may increase the cost of or decrease the demand for these services and adversely affect SanTi's business condition and results of operations.

     Additionally, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or enforced differently, SanTi may be required to obtain additional operating permits, registrations or approvals. The process of obtaining a required permit, registration or approval can be lengthy and expensive and the issuance of such permit or the obtaining of such approval may be subject to public opposition. There can be no assurance that SanTi will be able to meet the applicable regulatory requirements.

     Resource Conservation and Recovery Act ("RCRA"). RCRA is the principal federal statute governing hazardous and solid waste generation, treatment, storage and disposal. RCRA and state hazardous waste management programs govern the handling and disposal of "hazardous waste." The U.S. Environmental Protection Agency ("EPA") has issued regulations pursuant to RCRA. States have also promulgated regulations under comparable state statutes that govern hazardous waste generators, transporters and owners and operators of hazardous waste treatment, storage and disposal facilities. These regulations impose detailed operating, inspection, training and emergency preparedness and response standards and requirements for the financial responsibility, manifesting of wastes, record keeping and reporting, as well as treatment standards for any hazardous wastes intended for land disposal.

     NLW is currently exempt from the requirements of RCRA. The repeal or modification of the RCRA exemption covering NLW, or the modification of applicable regulations or interpretations regarding the treatment or disposal of NLW, may require SanTi to alter its method of treating and disposing of NLW. SanTi's current methods do not comply with the methods prescribed by the EPA for treatment and/or disposal of waste as defined by RCRA. These changes may result in decreased demand for SanTi's services or increased costs to SanTi and could have a material adverse effect on SanTi's business.

     Comprehensive Environmental Response, Competition and Liability Act ("CERCLA"). CERCLA provides for immediate response and removal actions coordinated by the EPA for releases of hazardous substances into the environment and authorizes the government or private parties to respond to the release or threatened release of hazardous substances. The government may also order persons responsible for the release to perform any necessary cleanup. Liability extends to the present owners and operators of waste disposal facilities from which a release occurs, persons who owned or operated the facilities at the time the substance was released, persons who arranged for the disposal or treatment of hazardous substances and waste transporters who selected such facilities for treatment or disposal of hazardous substances. CERCLA creates strict, joint and several liability for all costs of removal and remediation, other necessary response costs and damages for injury to natural resources.

     As SanTi will be engaged in businesses that involve the treatment and removal of nonhazardous liquid waste, SanTi should not be subject to CERCLA. However, if SanTi were to acquire a business that has disposed of hazardous waste or treated hazardous waste that falls within the parameters of CERCLA, SanTi may be held jointly and severally liable for the costs of any damage or required cleanup of the site.

ITEM 2.  FINANCIAL INFORMATION.


                             SELECTED FINANCIAL DATA

The following table sets forth selected financial data of the Company. The selected financial data for the period from inception (March 19, 1997) to December 31, 1997 are derived from the audited financial statements of the Company, and the selected financial data for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997 are derived from the audited financial statements of the Predecessor. The selected financial data for the three month period ended March 31, 1998 are derived from the unaudited financial statements of the Company. The selected financial data for the years ended December 31, 1993 and 1994 and for the three month period ended March 31, 1997 are derived from the unaudited financial statements of the Predecessor. As a result of acquisitions occurring in 1997 and 1998, the Company's historical financial statements are not representative of the financial results expected for future periods. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of the Company and Predecessor and notes thereto included elsewhere herein.

                                                  PREDECESSOR                                                     SUCCESSOR
                                 -------------------------------------------------------------------------  ---------------------

                                                                                                            PERIOD FROM
                                                                                                   THREE     INCEPTION    THREE
                                             YEAR ENDED DECEMBER 31,               PERIOD FROM     MONTHS    (MARCH 19,   MONTHS
                                ----------------------------------------------   JANUARY 1, 1997   ENDED     1997) TO     ENDED
                                                                                   TO DECEMBER     MARCH     DECEMBER     MARCH
                                   1993        1994        1995        1996          21, 1997     31, 1997   31, 1997    31, 1998
                                ----------------------------------------------       --------     --------   --------    --------
STATEMENT OF OPERATIONS DATA:

Revenues                        $1,260,344  $1,327,348  $1,499,392  $1,832,043     $1,218,268    $ 423,911  $  737,858   2,634,722

Operating Expenses:
  Cost of Operations               329,101     573,516     615,069     785,996        625,892      204,670     406,638   1,647,530
  General and Administrative       763,420     597,569     754,580     757,655        646,273      216,361     521,372   1,524,389
  Depreciation and Amortization    158,605     115,397      94,948     122,296        121,496       47,486     127,338     177,900
                                ----------  ----------  ----------  ----------     ----------    ---------  ----------  ----------
Total Operating expenses         1,251,126   1,286,392   1,464,597   1,665,947      1,393,661      468,517   1,055,348   3,349,819
                                ----------  ----------  ----------  ----------     ----------    ---------  ----------  ----------
Income (Loss) from Operations        9,218      40,956      34,795     166,096       (175,393)     (44,606)   (317,490)   (715,097)

Interest Expense                    40,407      42,453      45,475      70,868         22,077        8,381     104,494     106,713

Other Expense (Income)                   0       1,575       7,404      (2,500)      (204,124)    (195,794)         --          --
                                ----------  ----------  ----------  ----------     ----------    ---------  ----------  ----------
Income(Loss) Before Income
Taxes                              (31,189)     (3,072)    (18,084)     97,728          6,654      142,807    (421,984)   (821,810)

Income Tax Provision (Benefit)                   3,565      (3,304)     39,094          4,334       54,560    (163,632)   (318,536)
                                ----------  ----------  ----------  ----------     ----------    ---------  ----------  ----------
Net Income (Loss)               $  (31,189) $   (6,637) $  (14,780) $   58,634     $    2,320    $  88,247  $ (258,352) $ (503,274)
                                ==========  ==========  ==========  ==========     ==========    =========  ==========  ==========
Net Income (Loss) per share -
Basic and Diluted                      N/A         N/A         N/A         N/A            N/A          N/A  $    (0.28) $    (0.10)
                                ----------  ----------  ----------  ----------     ----------    ---------  ----------  ----------
Weighted average shares
outstanding - Basic and Diluted        N/A         N/A         N/A         N/A            N/A          N/A     913,470   4,874,434
                                ==========  ==========  ==========  ==========     ==========    =========  ==========  ==========

BALANCE SHEET DATA:                                                      DECEMBER 31, 1997           MARCH 31, 1998
                                                                         -----------------           --------------
Working Capital (deficit)                                                  $ (1,153,561)               $ (873,830)
Total assets                                                                  2,614,143                 3,092,594
Long-term debt                                                                  303,955                 2,253,123
Total shareholders' (deficit)                                                  (258,352)                 (761,626)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains trend information and other forward looking statements that involve a number of risks and uncertainties. SanTi's actual future results could differ materially from its historical results of operations and those discussed in the forward looking statements. Certain of the risks and uncertainties are set forth below. The following should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere herein.

Overview

     SanTi engages in businesses relating to the NLW industry. These businesses include grease trap pumping, septic tank services (including designing, pumping, installation and maintenance), sewer and drain cleaning services; high pressure jetting services, portable toilet servicing; bulk liquid waste transportation; on-site biotreatment systems; biosolids management; and liquid waste processing and disposal. The customers of SanTi include restaurants, hospitals, military bases, office buildings, apartments, schools, municipalities, industrial businesses and single family residences.

     SanTi intends to expand its business in the NLW industry through internal growth and the acquisition of local service providers throughout the United States. These acquisitions will be made with cash, shares of Common Stock or a combination of cash and Common Stock. SanTi's strategy is to increase the efficiency and profitability of each of the acquisition targets through operational and marketing synergies with SanTi's existing business operations.

     The NLW industry serves a basic need - the collection, treatment and disposal of food and septic waste. Demand for NLW services is driven primarily by population and the general level of economic activity. Increasing regulation at the federal, state and local level, as well as increased awareness of and demand for, a safer and cleaner environment, are creating the need for a more professional and environmentally responsible NLW industry.

Trends

   In addition to the factors discussed above, the following are important factors which could cause actual results or events to differ materially from those contained in any forward looking statement made by or on behalf of SanTi.

AVAILABILITY OF ACQUISITION FINANCING. The ability of SanTi to acquire local NLW service providers at economically attractive prices, integrate their operations into SanTi, and then grow their operations profitably, will determine the success of SanTi. SanTi's ability to acquire these providers will depend on the availability of capital. The consideration for these acquisitions will be cash, Common Stock or a combination of Common Stock and cash. If the Common Stock does not retain a sufficient value or potential acquisition candidates are unwilling to accept Common Stock as consideration, SanTi will be required to use its cash resources to purchase these providers. If the current capital resources are exhausted, SanTi may not be able to access additional financing and may be limited in its ability to continue its acquisition strategy.

OPERATING STRATEGY. SanTi's ability to increase revenues of its existing operations and its acquired service providers will be affected by various factors, including: customer demand for NLW treatment and disposal services by SanTi, SanTi's ability to expand the range of services offered to customers and SanTi's ability to develop national and regional accounts for its services and other marketing programs necessary to attract new customers and attract and retain necessary personnel. There can be no assurance that SanTi's operating strategy will be successful or that SanTi will be able to generate cash flows adequate to support its operations and internal growth.

GOVERNMENTAL REGULATIONS. As discussed previously, the NLW industry is subject to numerous federal, state and local laws and regulations relating to environmental concerns. Any changes in these laws or regulations may affect the operation of SanTi by imposing additional regulatory compliance costs on SanTi, requiring the modification of or adversely affecting the market for SanTi's NLW treatment services. To the extent that demand for these services is based upon the need to comply with these regulations, any modification to these regulations may decrease the demand for these services and adversely affect SanTi's business or results of operations.

Forward Looking Statements

     Forward looking statements contained in this Form 10 involve risks and uncertainties, including, without limitation, the following: (i) SanTi's strategies, objectives, expectations and intentions are subject to change at any time at the discretion of management and the Board of Directors, (ii) SanTi's plans and results of operations will be affected by SanTi's ability to manage its growth and access to capital, and (iii) SanTi's business is highly competitive and the entrance of new competitors or the expansion of operations by existing competitors in SanTi's markets could adversely affect SanTi's plans and results of operations.

General

     The Company derives the majority of its revenues from commercial and residential septic services (including designing, pumping, installation and maintenance) (approximately 59% of current revenues) and to a lesser extent sewer and drain services (approximately 20% of current revenues). Collection fees charged to customers vary per gallon by waste stream according to constituents of the waste, expenses associated with processing the waste and competitive factors. Cost of operations consist of fixed costs such as salaries and benefits of vehicle operators and construction labor and variable costs such as supplies, fuel and equipment rentals. General and administrative costs consist primarily of compensation and related benefits for executives and administrative staff, advertising, office rent, communications and professional fees. Depreciation and amortization expense primarily relates to the depreciation of capital assets, the amortization of excess cost over the fair value of net assets acquired (goodwill) and other intangible assets. The Company's policy is to amortize goodwill over a 40 year life.

     From its inception on March 19, 1997 through July 20, 1998, the Company has acquired nine businesses, all of which were accounted for using the purchase method of accounting. Prior to their acquisition by the Company, the acquired businesses were managed as independent private businesses, and their results of operations reflect different tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Certain owners who continued employment with the Company agreed to reductions in their compensation and benefits in connection with the acquisition of their businesses by the Company.

     In connection with each of its acquisitions, the Company attempts to implement a number of cost saving measures, including possible reductions in management levels and other personnel, the implementation of centralized management and cost controls and the elimination of duplicate collection routes.

RESULTS OF OPERATIONS

     On March 20, 1997, the Company purchased certain assets of Andrews associated with the Andrews grease disposal business. On December 22, 1997, the Company acquired the remaining assets and ongoing business of Andrews. For financial reporting purposes Andrews is considered the predecessor to the Company (the "Predecessor"). As a result of the Company's recent acquisitions and the limited period of ownership of the acquired businesses, the Company believes that the period-to-period comparisons and percentage relationships within the periods set forth below are not meaningful.

   The following table sets forth the percentage of certain items in relation to net revenue:

                                                                Predecessor                                   Successor
                                          --------------------------------------------------------  --------------------------

                                                                                            Three                      Three
                                              Year                        Period from       months     Period From     months
                                             ended        Year ended    January 1, 1997     ended     Inception to     ended
                                          December 31,   December 31,   to December 21,   March 31,   December 31,   March 31,
                                              1995           1996            1997            1997         1997         1998
                                          ---------------------------------------------------------  -------------------------
REVENUES                                      100%           100%            100%            100%         100%         100%

EXPENSES
  Cost of Operations                           41             43              51              49           55           62
  General and Administrative                   50             41              53              51           71           58
  Depreciation and Amortization                 7              7              10              11           17            7
                                              ---            ---             ---             ---          ---          ---
     TOTAL EXPENSES                            98             91             114             111          143          127
                                              ---            ---             ---             ---          ---          ---
INCOME (LOSS) FROM OPERATIONS                   2              9             (14)            (11)         (43)         (27)
                                              ---            ---             ---             ---          ---          ---
INTEREST EXPENSE                                3              4               2               1           14            4

OTHER (INCOME) EXPENSE                          0              0             (17)            (46)           0            0
                                              ---            ---             ---             ---          ---          ---
INCOME (LOSS) BEFORE INCOME TAXES              (1)             5               1              34          (57)         (31)

INCOME TAX PROVISION (BENEFIT)                  0              2               1              13          (22)         (12)
                                              ---            ---             ---             ---          ---          ---
NET INCOME (LOSS)                              (1%)            3%              0%             21%         (35%)        (19%)
                                              ===            ===             ===             ===          ===          ===


THREE MONTHS ENDED MARCH 31, 1998

   For the three months ended March 31, 1998, the Company reported a loss of $503,274 on revenues of $2,634,722. Information from the date of inception (March 19, 1997) to March 31, 1997 has not been presented because the data is not meaningful.

   The Company completed four acquisitions during the first quarter of 1998. In January 1998, the Company acquired Ferrero Wastewater Management, Inc. located in Ambler, Pennsylvania. In February 1998, the Company acquired A Rapid located in Pompano Beach, Florida, and Quality located in Douglasville, Georgia. In March 1998, the Company acquired Seagraves located in Orlando, Florida. All acquisitions have been accounted for using purchase accounting and the results of operations of the acquired businesses have been included in the Company's consolidated financial statements from the date of each acquisition.

REVENUES: Revenues for the quarter consist of revenues from each of the businesses acquired in 1997 plus revenues from businesses acquired during the quarter from the date of acquisition. The four completed acquisitions contributed approximately $2.2 million or 82% of revenues for the three months ended March 31, 1998.

COST OF OPERATIONS: The operating margin was 38%.

GENERAL AND ADMINISTRATIVE: General and administrative expense has been and is projected to be a significant percentage of revenue in the Company's early stages of growth. Management anticipates that as revenue increases through acquisitions, general and administrative expenses will increase in total, but decrease as a percentage of revenue. For the three months ended March 31, 1998, general and administrative expense includes non-recurring expenses associated with the relocation of the corporate headquarters to Dallas, Texas; expenses associated with registering the Company as a reporting company with the Securities and Exchange Commission; and costs associated with the establishment of the Company's management team.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization was $177,900 or 7% or revenues.

LOSS FROM OPERATIONS: The loss from operations is primarily the result of the high level of general and administrative expense.

INTEREST EXPENSE: Interest expense for the three months ended March 31, 1998 was $106,713. Interest was incurred at an average rate of approximately 8.1% during the first quarter.

INCOME TAX BENEFIT: An income tax benefit of 39% of pretax loss has been computed in accordance with SFAS No. 109 "Accounting for Income Taxes." Realization of this tax benefit is dependent on the Company generating sufficient taxable income in future periods. Although realization is not assured, management believes it is more likely than not that the Company will generate taxable income in future periods to permit usage of the estimated net operating loss carry forward. To date, all acquisitions have been taxable asset purchases in which the Company obtained a full basis in acquired tangible and intangible assets. To the extent the Company makes future nontaxable acquisitions, the Company's effective rate may differ significantly from its statutory rate due to nondeductible goodwill amortization.

PERIOD FROM INCEPTION (MARCH 19, 1997) TO DECEMBER 31, 1997

     The financial statements of the Company for the period from inception (March 19, 1997) to December 31, 1997 reflect a net loss of $258,352 on revenues of $737,858.

     The Company completed three acquisitions in 1997: the grease division of Andrews in March 1997, Atlanta Grease Trap in August 1997 and the remaining assets of Andrews in December 1997. All three acquisitions have been accounted for using purchase accounting and the results of operations of the acquired businesses have been included in the consolidated financial statements from the date of each acquisition.

REVENUES: Revenues for period from inception (March 19, 1997) to December 31, 1997 consist of revenues from each of the businesses acquired from the date of each acquisition.

COST OF OPERATIONS: The operating margin was 45%.

GENERAL AND ADMINISTRATIVE: General and administrative expense has been and is projected to be a significant percentage of revenues in the early stages of the Company's growth. It is anticipated that as revenues grow from future acquisitions, that general and administrative expense as a percentage of revenue will decline. The amounts reported for general and administrative expense include a number of costs associated with establishing the Company and hiring employees.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization was $127,338 or 17% revenues.

LOSS FROM OPERATIONS: The loss from operations is due primarily to the high level of general and administrative expense as a percentage of revenue.

INTEREST EXPENSE: Interest expense of $104,494 was based on an average interest rate of 13% over the period.

INCOME TAX BENEFIT: An income tax benefit of 39% of pretax loss was recorded for the period from inception (March 19, 1997) to December 31, 1997.

PERIOD FROM JANUARY 1, 1997 TO DECEMBER 21, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES: Revenues decreased 34% to $1,218,268 in 1997 from $1,832,043 in 1996. This decrease was primarily due to the sale of the Grease Business to SanTi in March 1997.

COST OF OPERATIONS: Cost of operations decreased 20% to $625,892 in 1997 from $785,996 in 1996. Cost of operations as a percentage of revenues increased to 51% in 1997 from 43% in 1996. The increase in cost of operations as a percentage of revenues was due to the sale of the more profitable grease business in March 1997.

GENERAL AND ADMINISTRATIVE: General and administrative expense decreased to $646,273 in 1997 from $757,655 in 1996, a decrease of 15%. The decrease in general and administrative was a result of the sale of the grease business. As a percentage of sales, general and administrative increased to 53% in 1997 from 41% in 1996. This increase occurred because certain general and administrative expenses which supported both the grease business and the continuing business of Andrews were relatively fixed in nature, and were not decreased as a result of the sale of the grease business.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization remained relatively fixed, at approximately $122,000.

LOSS (INCOME) FROM OPERATIONS: The loss from operations of $175,393 for 1997, as compared to income from operations of $166,096 in 1996, was primarily due to the loss of revenue from the sale of the grease business and the inability to reduce expenses to the extent that revenue was diminished.

INTEREST EXPENSE: Interest expense decreased from $70,868 in 1996 to $22,077 in 1997, due to decreased capital expenditures in 1997, and the decrease in debt and interest payments associated with certain assets sold in conjunction with the grease business.

OTHER, NET: Other, net includes a gain on sale of assets of approximately $240,000 recorded in connection with the sale of the grease business.

PROVISION FOR INCOME TAXES: The effective tax rate increased from 40% in 1996 to 65% in 1997 due to the low level of income in 1997 and the relatively fixed nature of certain items which are not deductible for tax purposes.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

REVENUES: Revenues increased 22.2% to $1,832,043 in 1996 from $1,499,392 in 1995. The increase was due to internal growth of the business.

COST OF OPERATIONS: Cost of operations increased 28% to $785,996 in 1996 from $615,069 in 1995. The increase was a result of the higher level of revenue. Cost of operations as a percentage of revenues increased to 43% in 1996 from 41% in 1995. The percentage increase was driven by additional overtime labor incurred to generate a portion of the additional revenue.

GENERAL AND ADMINISTRATIVE: General and administrative expense remained relatively stable at $757,655 in 1996 and $754,580 in 1995. General and administrative expenses have historically been a significant percentage of revenues and relatively fixed in nature.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization increased to $122,296 in 1996 from $94,948 in 1995. This is primarily due to acquisitions of property and equipment during 1996 and 1995.

INCOME FROM OPERATIONS: The increase of income from operations from 1995 to 1996 of $131,310 was primarily due to the growth of the business and Andrew's ability to maintain general and administrative expenses at a relatively stable level.

INTEREST EXPENSE: Interest expense increased from $45,475 in 1995 to $70,868 in 1996, due to the financing of capital expenditures in 1996 and late 1995.

PROVISION (BENEFIT) FOR INCOME TAXES: The effective tax rate changed from a benefit of (19)% in 1995 to a provision of 40.0% in 1996 due to the low level of income in 1995 and the relatively fixed nature of certain items which are not deductible for tax purposes.

SEASONALITY AND INFLATION

   The Company's operations are affected by the weather. Rainy weather requires more frequent septic and grease trap maintenance and snow cover or frozen conditions prevent installation and need for servicing septic systems. Although the Company experiences a certain degree of seasonality in its operations due to weather, this seasonality is lessened through its operations in various geographic areas.

   The Company believes that inflation and changing prices have not had, and are not expected to have, any material adverse effect on its results of operations in the near future.

LIQUIDITY AND CAPITAL RESOURCES

   At March 31, 1998, the Company had cash of approximately $13.5 million and negative working capital of ($873,830). Included in current liabilities was $13.3 million in indebtedness. The negative working capital primarily results from the financing of acquisitions with short-term indebtedness.

   On June 26, 1998, the Company entered into the $40 million revolving Credit Agreement with Bank of America. The Company may also obtain up to $5 million in letters of credit, subject to availability under the Credit Agreement. Interest is payable monthly at variable rates, depending on the Company's current debt to cash flow ratio, but is capped at Libor plus 2.5%. The Credit Agreement expires June 26, 2001, is secured by a first lien on substantially all assets of the Company and requires the Company to maintain certain financial ratio covenants beginning September 30, 1998. In connection with entering into the Credit Agreement, two existing lines of credit (the "Prior Credit Facilities") with availability of $16.6 million were repaid and canceled.

   The Company's primary requirements for capital (other than those related to acquisitions) consist of purchasing vehicles and equipment used in the operation of its businesses. During the three months ended March 31, 1998, the Company made no capital expenditures because all required vehicles and equipment were acquired in connection with the acquisitions. From March 19, 1997 (inception) through July 20, 1998, the Company acquired nine businesses for an aggregate consideration of $19.8 million in cash, $2.3 million in seller notes and 471,400 shares of Common Stock. In addition to the above amounts, the acquisition agreements include contingent consideration totaling $1,608,900 in cash and 93,600 shares of Common Stock. Funding of the cash portions of the purchase prices was provided by borrowings under the Prior Credit Facilities and proceeds from private sales of Common Stock. From March 19, 1997(inception) through June 1998, the Company received approximately $16.3 million in proceeds from private sales of Common Stock. The Company believes that funds provided by operations, together with cash on hand and funds available under the Credit Agreement, will be adequate to meet the Company's anticipated capital expenditures for the remainder of 1998.

   The Company intends to aggressively pursue internal growth and acquisition opportunities. The timing, size or success of any acquisitions effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of cash on hand, borrowings from the unborrowed portion of the Credit Agreement and the possible public or private sale of debt and equity securities.

YEAR 2000

   The Company is currently in the process of identifying, evaluating and implementing changes to computer programs necessary to address the year 2000 issue. This issue affects computer systems that have date sensitive programs that may not property recognize the year 2000. Systems that do not property recognize such information could generate erroneous data or cause a system to fail, resulting in business interruption. The Company does not believe the cost of converting all internal systems to be year 2000 compliant will be material to its financial condition or results of operations. Costs related to the year 2000 issue have been minimal to date and are being expensed as incurred.

   The year 2000 issue is expected to affect the systems of various entities with which the Company interacts, including the Company's vendors and customers. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted or that a failure by another Company's systems to be year 2000 compliant would not have a material adverse effect on the Company.

ITEM 3.  PROPERTIES.

   Neither SanTi nor any of its subsidiaries currently own any real property. SanTi's corporate offices are located in Dallas, Texas, and are under a sublease from VHA Southwest, Inc., for a current rate of $12,953.33 per month, expiring July 31, 2003.

The following properties are currently leased by SanTi and its subsidiaries:

   The following properties are leased by the Florida Group: (i) property leased from William E. and Joan C. Rice for a term of two and one-half years, commencing on February 13, 1998 at a rate of $4,000 per month; this lease is guaranteed by SanTi (ii) property in Orlando, Florida, leased for $96,000 annually to be used for NLW business; the lease expires March 6, 2003 and is guaranteed by SanTi.

   The following properties are leased by the Georgia Group: (i) property in Lithia Springs, Georgia; the lease expires August 16, 1998, is for a rate of $2,500 per month and is used for NLW business (ii) property in Austell, Georgia used for NLW business is leased under a sublease from BFI Services Group, Inc. for a rate of $4,680 per month, terminating January 13, 2001(iii) property located in Gwinnett County, Georgia, formerly used by Andrews to conduct its NLW business; the rate of the sublease is $2,200 per month for a monthly term, with automatic renewal until receipt of tenant's written notice of termination.

   The following properties are leased by the New York Group: (i) property in Deer Park, New York, leased for $11,500 per month for NLW business; the lease expires May 31, 1999 (ii) property in Deer Park, New York, leased for $2,000 per month for NLW business; the lease expires May 31, 1999.

   The following properties are leased by the Pennsylvania Group: (i) property in Ambler, Pennsylvania, leased to Nutrecon, Inc. by Ambler Realty for use by the Pennsylvania Group for NLW business, expiring on December 21, 2000; the lease is for a monthly rate of $6,000 (ii) sublease from Eldredge Associates, Inc., for all real property formerly utilized by Eldredge Associates in operation of its NLW business in West Chester, Pennsylvania, at a rate of $7,600 per month, terminating on May 7, 1999

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   The following table sets forth information concerning the beneficial ownership of the Common Stock as of July 20, 1998 by (i) each named executive officer, (ii) each of the Company's directors, (iii) all executive officers and directors as a group, and (iv) each person who beneficially owns more than 5% of the Common Stock:

                                                Shares Beneficially Owned(1)
                                                -------------------------

Name                                             Number           Percent
----                                             ------           -------
Raymond M. Cash (2)                             3,642,500           39%

Cash Family Limited Partnership (3)             1,658,750           18%

Donald F. Moorehead, Jr.(4)                       998,000           11%

Terry W. Patrick (5)                              300,000            3%

Elroy "Gene" Roelke                                25,000            *

William P. Hulligan                               100,000            1%

All directors and executive officers as
a group (5 persons)                             5,065,500           54%

* Less than one percent.

(1) Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to the all shares listed opposite such person's name, unless indicated otherwise. Unless otherwise indicated, each stockholder's address is 14901 Quorum Drive, Suite 200, Dallas, Texas 75240.

(2) These shares are held in a voting trust of which Mr. Cash is trustee and has sole voting power. Includes 1,251,534 shares held by Mr. Cash and 1,658,750 shares held by the Cash Family Limited Partnership which is controlled by an entity controlled by Mr. Cash. Does not include 139,050 shares held by Mr. Cash's wife, for which shares Mr. Cash disclaims beneficial ownership.

(3) These shares are held in a voting trust of which Mr. Cash is trustee and has sole voting power. Does not include 1,251,534 shares held by Mr. Cash or 732,216 shares held by others and included in the voting trust of which Mr. Cash is trustee and has sole voting power.

(4) Includes 200,000 shares held by Moorehead Property Company Ltd., a company controlled by Mr. Moorehead.

(5) Includes 300,000 shares held by Beacon Holdings Limited, a family limited partnership of which Mr. Patrick is a general partner.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information concerning the directors and executive officers of SanTi as of the date of this filing. The executive officers will serve until their successors are appointed by the Board of Directors. The terms of the directors are as set forth below.

Name                                        Age                                 Position
----                                        ---                                 --------
Donald F. Moorehead, Jr.                    47                         Chief Executive Officer
                                                                       Chairman of the Board (term expires 2000)

Terry W. Patrick                            52                         President and Chief Operating Officer
                                                                       Director (term expires 1999)

Kenneth Peak                                53                         Vice President and Chief Financial Officer
                                                                       Director (term expires 1998)

Raymond M. Cash                             68                         Vice Chairman of the Board
                                                                       (term expires 2000)

William P. Hulligan                         55                         Director (term expires 1999)

Elroy "Gene" Roelke                         67                         Director (term expires 1998)

   Donald F. Moorehead, Jr., Chief Executive Officer and Chairman of the Board of SanTi, served as Vice Chairman and Chief Development Officer of USA Waste Services, Inc. ("USA Waste") from May 1994 through August 1997. From October 1990 until May 1994, he served as Chairman of the Board and Chief Executive Officer of USA Waste. Mr. Moorehead was also a founder of USA Waste. Mr. Moorehead has served as Director for the Environmental Research and Education Foundation since November of 1996. Mr. Moorehead serves on the Board of FYI, Inc., a document and information outsourcing company, and United Road Services, Inc., a towing and transport service company. Mr. Moorehead was a member of the compensation committee for FYI, Inc.

   Terry W. Patrick, President, Chief Operating Officer and Director of SanTi, served as Chief Operating Officer of Eastern Environmental, a solid waste management company, from June 1996 to December 1997. From 1995 to April 1996, he served as President and was the founder of Chem-Mark Services, a commercial chemical manufacturing and distributing company. From August 1993 to August 1994, he served as President and Chief Executive Officer of EDM Corporation, a subsidiary of USA Waste. From April 1990 to August 1993, he served as President and Chief Operating Officer of USA Waste, Inc., a solid waste management company.

   Kenneth Peak, Vice President, Chief Financial Officer and Director of SanTi is currently a director of Cheniere Energy, Hogan Energy, and NL Industries, Inc. From 1991 to 1998, Mr. Peak has been the President of Peak Enernomics, Inc., a company engaged in financial consulting activities to the oil and gas industry.

   Raymond M. Cash, Vice Chairman and Director of SanTi, is a founder of Sanifill, Inc. and Southern States Environmental Services, Inc. Mr. Cash is also a founder of SanTi. From 1997 to June 1998, he served as Chairman of the Board and Chief Executive Officer of SanTi. From 1993 to 1997, he served as Chairman and President of Resource, Recovery, Transfer & Transportation, Inc.

   William P. Hulligan, Director of SanTi, was employed by Waste Management, Inc. from 1979 to November 1997. The last position he held at Waste Management was Executive Vice President. Mr. Hulligan currently serves on the Board of Directors for NSC Corporation and has been a board member of John Carroll University since 1994.

   Elroy "Gene" Roelke, director of SanTi, has served as the Chairman and Founder of the Knollwood Mercantile Company from 1985 to the present. From 1989 to 1996, Mr. Roelke served as Senior Vice President and General Counsel of the Renaissance Capital Group. Mr. Roelke also served as the administrator of the Portfolio Management Division and as a director designee to portfolio companies. Mr. Roelke also served as the President and Director of Island Marine Supply Company and was managing partner for Roelke & Jordan in Dallas, Texas. Mr. Roelke also served as a Director of Micro and as Chairman of the Board of Micro in 1996. He is also a Director and member of the Audit Committee of Titogen Medical, Inc.

ITEM 6.  EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation of the chief executive officer of SanTi as of December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                        Annual Compensation                Long-Term
                                                        -------------------               Compensation
                                                                                          ------------

                                                                                           Securities
                                                                       Other Annual        Underlying          All Other
Name and Principal Position        Year      Salary       Bonus        Compensation       Options/SARs       Compensation
---------------------------        ----      ------       -----        ------------       ------------       ------------

Raymond Cash (1)                   1997         $0                                         162,500(2)
 Chief Executive Officer

(1) Mr. Cash served in the indicated position from August 19, 1997 and resigned from such position effective June 29, 1998.

(2) Mr. Cash exercised the options to acquire these shares effective April 30, 1998 at an exercise price of $.65 a share.


Option Grants in Last Fiscal Year

                                                                                                  POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                                 VALUE OF ASSUMED
                          ----------------------------------------------------------------        ANNUAL RATE OF STOCK
                           NUMBER OF        PERCENT OF                                             PRICE APPRECIATION
                          SECURITIES       TOTAL OPTIONS                                             FOR OPTION TERM
                          UNDERLYING        GRANTED TO         EXERCISE                         ------------------------
                            OPTIONS          EMPLOYEES        PRICE PER        EXPIRATION
                            GRANTED       IN FISCAL 1997        SHARE             DATE             5%              10%
                            -------       --------------        -----             ----             --              ---
Raymond Cash(1).......      162,500             36%             $0.65            12/4/00        $21,125         $42,250


(1) Mr. Cash exercised the options to acquire these shares effective April 30, 1998.

Aggregated Option Exercises in Last Fiscal Year and Option Values at December 31, 1997

         The following table sets forth certain information concerning the value of unexercised options held by the chief executive officer as of December 31, 1997:

                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED                    VALUE OF UNEXERCISED
                                            OPTIONS AT                           IN-THE-MONEY OPTIONS
                                         DECEMBER 31, 1997                     AT DECEMBER 31, 1997 (1)
                                         -----------------                     ------------------------
                                            EXERCISABLE                               EXERCISABLE
                                         -----------------                     ------------------------
Raymond Cash                                  162,500                                   $24,375

------------------
(1) Based on a fair market value of $.80 per share as of December 31, 1997.


Employment Agreements

   On June 1, 1998, Donald F. Moorehead and SanTi entered into an employment agreement. The agreement provides for Mr. Moorehead to serve in the capacity of Chief Executive Officer and Chairman of the Board of SanTi and provides for a base salary of $150,000 annually. Mr. Moorehead has elected not to take any salary until January 1, 1999, at the earliest. Mr. Moorehead will also be eligible for an annual bonus, which will be a minimum 50% of his annual salary. The agreement term is five years, with automatic renewal for twelve month periods. Upon the merger, consolidation or other business combination of SanTi with another publicly traded or private entity where SanTi is not the surviving entity or upon the sale of substantially all of SanTi's assets, Mr. Moorehead is entitled to terminate the agreement and receive a severance payment equal to the remaining salary and bonus for each of the remaining years (or portions thereof) under the full term of the agreement. The agreement also entitles Mr. Moorehead to participate in any stock option plan instituted by SanTi. The agreement contains a noncompetition and nonsolicitation clause for the term of the agreement and for one year after termination of Mr. Moorehead's employment.

   On June 1, 1998, Terry Patrick and SanTi entered into an employment agreement which provides for Mr. Patrick to serve as President and Chief Operating Officer of SanTi and provides for a base salary of $150,000 annually. Mr. Patrick has elected not to take any salary until January 1, 1999, at the earliest. Mr. Patrick will also be eligible for an annual bonus, which will be a minimum of 50% of his annual salary. The agreement term is five years, with automatic renewal for twelve month periods. Upon the merger, consolidation or other business combination of SanTi with another publicly traded or private entity where SanTi is not the surviving entity or upon the sale of substantially all of SanTi's assets, Mr. Patrick is entitled to terminate the agreement and receive a severance payment equal to the remaining salary and bonus for each of the remaining years (or portions thereof) under the full term of the agreement. The agreement also entitles Mr. Patrick to participate in any stock option plan instituted by SanTi. The agreement contains a noncompetition and nonsolicitation clause for the term of the agreement and for one year after termination of Mr. Patrick's employment.

   On June 1, 1998, Kenneth Peak and SanTi entered into an employment agreement which provides for Kenneth Peak to serve in the capacity of Vice President and Chief Financial Officer of SanTi and provides for a base salary of $100,000 annually. Mr. Peak will also be eligible for an annual bonus, which will be a minimum of 25% of his annual salary. The agreement term is two years, with automatic renewal for twelve month periods. Upon the merger, consolidation or other business combination of SanTi with another publicly traded or private entity where SanTi is not the surviving entity or upon the sale of substantially all of SanTi's assets, Mr. Peak is entitled to terminate the agreement and receive a severance payment equal to the remaining salary and bonus for each of the remaining years (or portions thereof) under the full term of the agreement. The agreement also entitles Mr. Peak to participate in any stock option plan instituted by SanTi. The agreement contains a noncompetition and nonsolicitation clause for the term of the agreement and for one year after the termination of Mr. Peak's employment.

Director Compensation

   Non-employee directors are compensated $1,500 for each non-telephonic meeting attended. All directors are reimbursed for any expenses incurred in attending board or committee meetings. Each non-employee director receives an option to acquire 25,000 shares upon appointment or election to the Board of Directors.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   In 1997, Bone-Dry entered into a note payable agreement with an entity controlled by SanTi's majority owner and Vice Chairman of the Board of Directors, Raymond M. Cash. The note was in the amount of $650,000, with an interest rate of 13%. This entity received approximately $56,000 in interest during 1997. This note was paid in full in December 1997. After the note was paid in full, Mr. Cash purchased 990,00 shares of Bone-Dry for $650,000. After the share exchange of Bone-Dry and SGI described previously and the Stock Dividend, Mr. Cash received 1,608,750 shares of SGI Stock.

   The Company periodically uses a plane owned by Mr. Cash for SanTi executives for corporate travel. A fee is charged for this use based upon pilot time, fuel, depreciation and insurance. There is currently no contract for the use of this plane for corporate travel.

   On June 29, 1998, the Board of Directors granted options to Messrs. Moorehead, Patrick, and Peak in the following amounts: (i) Mr. Moorehead:
175,000 options, exercisable at $6.00 per share, 150,000 options, exercisable at $15.00 per share, and 200,000 options exercisable at $25.00 per share; (ii) Mr. Terry Patrick: options in amount and exercise price identical to Mr. Moorehead; and (iii) Mr. Kenneth Peak: 50,000 options, exercisable at $6.00 per share, 50,000 options exercisable at $15.00 per share, and 100,000 options exercisable at $25.00 per share. These options vest over a four year period. The options will vest automatically, however, upon any termination of employment of Mr. Moorehead, Mr. Patrick or Mr. Peak upon the merger, consolidation or other business combination of SanTi with another publicly traded or private entity where SanTi is not the surviving entity or upon the sale of substantially all of SanTi's assets.

ITEM 8.  LEGAL PROCEEDINGS.

   There are currently no claims or suits against SanTi, Inc, or its operating subsidiaries. SanTi may become involved in litigation and claims arising out of the ordinary course of its business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON SANTI'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

   Of the 9,384,620 shares of Common Stock issued and outstanding as of July 20, 1998, approximately 1,296,241 shares are subject to over-the-counter trading on the Nasdaq Market OTC Bulletin Board. The closing price as of July 20, 1998 for the 1,296,241 shares of Common Stock subject to such trading, of which 13,000 shares traded, was $21.75. Upon becoming a reporting company under the Securities Exchange Act of 1934, as amended, SanTi shall furnish its stockholders annual reports containing audited financial statements reported on by its independent auditors for each fiscal year and will file quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

   SanTi has contractual obligations to issue up to 93,600 additional shares if the conditions relating to revenue guarantees contained in the acquisition agreements with NLW service providers are met. As of July 20, 1998, approximately 230,825 warrants to purchase shares of Common Stock with an exercise price of $5.80 were outstanding. SanTi has also issued a warrant to purchase 50,000 shares of Common Stock with an exercise price of $13.00 per share to Bank of America pursuant to the Credit Agreement with Bank of America.

   SanTi has not paid dividends on its Common Stock and does not anticipate paying dividends. SanTi intends to retain future earnings, if any, to finance the expansion of its operations and future acquisitions of service providers.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

   On March 19, 1997, Raymond Cash and Joyce Bone purchased a total of 16,250 shares of Common Stock (reflecting the Bone-Dry exchange and the Stock Dividend) for $10,000. The proceeds from this sale were used to fund working capital.

   On August 19, 1997, Raymond Cash purchased 1,625,000 of Common Stock for $130,000. The proceeds from this purchase were used to acquire new service providers and fund working capital needs of the Company.

   On December 1, 1997, the Cash Family Limited Partnership purchased 1,608,750 shares of Common Stock (reflecting the Bone-Dry exchange and the Stock Dividend) for $650,000. The Cash Family Limited Partnership is controlled by an entity controlled by Raymond Cash. The proceeds from this sale were used to acquire new service providers.

   On December 22, 1997, 14,479 shares of Common Stock were issued to Andrews in exchange for the settlement of a note payable in the amount of $263,663.

   On December 22, 1997, 21,400 shares were issued as consideration for $17,120 of the acquisition price of Andrews.

   On January 12, 1998, the Company sold 1,250,000 shares of Common Stock for $1,000,000. The proceeds were used to acquire new service providers and fund working capital needs of the Company.

   On January 22, 1998, 90,000 shares of Common Stock were issued as consideration for $72,000 of the acquisition price of Ferrero.

   On February 13, 1998, 100,000 shares of Common Stock were issued as consideration for $100,000 of the acquisition price of A Rapid.

   On March 6, 1998, 60,000 shares of Common Stock were issued as consideration for $60,000 of the acquisition price of Seagraves.

   On April 2, 1998, SanTi sold 2,000,000 shares of Common Stock for $11,600,000. The proceeds raised by this private offering was used to acquire new service providers and fund working capital needs of the Company.

   On May 1, 1998, 105,000 shares of Common Stock were issued as consideration for $609,000 of the acquisition price of RGM.

   On May 4, 1998, the Company sold 500,000 shares of Common Stock for $2,900,000. The proceeds raised by this private offering was used to acquire new service providers and fund working capital needs of the Company.

   On May 8, 1998, 85,000 shares of Common Stock were issued as consideration for $493,000 of the acquisition price of Eldredge.

   All of these shares of Common Stock were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). These shares are subject to restrictions on transferability and resale except as permitted under the Securities Act and applicable state securities laws.

ITEM 11. DESCRIPTION OF SANTI'S SECURITIES TO BE REGISTERED.

   SanTi is authorized to issue 100,000,000 shares of capital stock. Seventy million of these shares are common stock, $.0001 par value (the "Common Stock"), entitled to one vote per share on any matter on which stockholders of SanTi are entitled to vote and are entitled to participate in dividends and to receive the remaining net assets of SanTi upon dissolution, subject to the rights of any existing holders of preferred stock having a liquidation preference. Of these shares of Common Stock, 9,384,620 shares are currently outstanding. The shares of Common Stock have no preemptive rights and no subscription, redemption or conversion privileges. The holders of shares of Common Stock do not have cumulative voting rights. All of the outstanding shares of Common Stock are fully paid and nonassessable.

   Thirty million of the authorized shares of capital stock are designated as preferred stock, $.0001 par value per share. The Board of Directors will have the full power and authority to fix the number of shares constituting a series and to fix the relative rights and preferences of the shares of the series to the full extent allowable by the law, with respect to dividends, redemptions, payment on liquidation, sinking fund provisions, conversion privileges and voting rights.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company's Articles of Incorporation provide that no director of the corporation shall be personally liable to SanTi or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to SanTi or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (or the corresponding provision of any successor law or act), and (iv) for any transaction from which the director derived an improper personal benefit.

   SanTi must indemnify, and upon request will advance expenses to any officer or director who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, including civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of SanTi, or is or was acting at the request of SanTi as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification will not apply if the indemnitee is adjudged liable to SanTi, unless and only if the court in which the action is brought determines the indemnitee is fairly and reasonably entitled to indemnification by SanTi.

   SanTi may also purchase and maintain insurance on the behalf of its directors and officers against any such liability that may be asserted as a result of the director's or officer's service in such a capacity.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

   The financial statements filed as a part of this Form 10 are listed in Item
15.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

   There have been no changes in accountants or disagreements by SanTi with its accountants on accounting or financial disclosures.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements-The financial statements attached for SanTi are listed on page F-1.

(b) Exhibits--

               2.0      Merger Agreement by and between Microlytics, Inc. and
                        SanTi Group, Inc., dated March 6, 1998

               3.1      Certificate of Incorporation of the Company dated
                        May 13, 1998.

               3.2      Bylaws of the Company.

               4.1      Article IV of Registrant's Certificate of Incorporation

               4.2      Article VI of Registrant's Certificate of Incorporation

               9.1      Voting Trust Agreement

               10.1     Credit Agreement dated June 26, 1998 between SanTi
                        Group, Inc., various financial institutions and Bank of America National Trust Association as Agent

               10.2 Company Pledge Agreement dated as of June 26, 1998, between SanTi Group, Inc., and Bank of America National
                        Trust Association as Agent

               10.3     Security Agreement dated as of June 26, 1998, among
                        SanTi, Inc., each subsidiary of SanTi Group, Inc. and
                        Bank of America National Trust Association as Agent

               10.4 Asset Purchase Agreement dated as of January 22, 1998 by and between SanTi Group of Pennsylvania, Ferrero
                        Wastewater Management, Inc., A. Thomas Ferrero, Jr. and
                        A. Thomas Ferrero, III

               10.5 Asset Purchase Agreement dated as of December 22, 1997 by and between Bone-Dry Enterprises, Inc. Andrews
                        Environmental Services, Inc. and W. Ronald Andrews

               10.6 Asset Purchase Agreement dated as of February 13, 1998 by and between SanTi Group of Florida, Inc., A Rapid
                        Rooter Sewer & Drain Service, Inc., William E. Rice,
                        Joan E. Rice, Alfonse J. Grunskis, Diane Rice Grunskis,
                        Donald E. Rice and Ruth Ann Rice

               10.7 Asset Purchase Agreement dated as of February 17, 1998 by and between Bone-Dry Enterprises, Inc., Quality
                        Plumbing & Septic, Ronda R. McMichael and Forney L.
                        McMichael

               10.8 Asset Purchase Agreement dated as of March 6, 1998 by and between SanTi Group of Florida, Inc. Seagraves,
                        Inc., William D. Seagraves, Seaburn Seagraves and
                        Angelina Seagraves

               10.9 Asset Purchase Agreement dated as of March 6, 1998 by and between SanTi Group of Florida, Inc., Grease-Tec,
                        Inc., William D. Seagraves, Seaburn Seagraves and
                        Angelina Seagraves

               10.10 Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York, Inc., RGM Liquid
                        Waste Removal Corporation, and Ralph G. Macchio

               10.11 Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York, Inc., Devito
                        Environmental Corporation, and Rosalie Macchio

               10.12 Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York, Inc., Advanced
                        Transfer Technology, Inc., and Steve Macchio

               10.13 Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York, Inc., Envirotec
                        Leasing and Rental Corporation, and Steve Macchio

               10.14 Asset Purchase Agreement dated as of May 8, 1998 by and between SanTi Group of Pennsylvania, Inc., Eldredge
                        Wastewater Management, Inc., Robert Eldredge, Curtis
                        Eldredge, and John Eldredge.

               10.15    Contract for Purchase and Sale of Certain Assets of
                        Andrews Environmental Services, Inc. dated March 20,
                        1997 among and between Bone-Dry Enterprises, Inc. and Andrews Environmental Services, Inc.

               10.16    Employment Agreement between Santi Group, Inc. and Terry
                        Patrick dated June 1, 1998.

               21.0     Subsidiaries of SanTi Group, Inc.

               27.1     Financial Data Schedule

               27.2     Financial Data Schedule

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 24th day of July, 1998.

                                     SANTI GROUP, INC.

                                     By: /s/ Kenneth Peak
                                        ----------------------------------------
                                        Kenneth Peak
                                        Vice President & Chief Financial Officer

                         INDEX TO FINANCIAL INFORMATION

                                                                                 PAGE
                                                                                 ----
                         PRO FORMA FINANCIAL STATEMENTS

SanTi Group, Inc. and Subsidiaries
         Introduction to Unaudited Pro Forma Combined Financial Statements        F-3
         Pro Forma Combined Balance Sheet as of March 31, 1998 (Unaudited)        F-5
         Pro Forma Combined Statements of Operations for the Year Ended
          December 31, 1997 and the Three Months Ended March 31, 1998 (Unaudited) F-6
         Notes to Unaudited Pro Forma Combined Financial Statements               F-8

                        HISTORICAL FINANCIAL STATEMENTS

SanTi Group, Inc. and Subsidiaries
         Report of Independent Public Accountants                                 F-11
         Consolidated Balance Sheets                                              F-12
         Consolidated Statements of Operations                                    F-13
         Consolidated Statements of Stockholders' Equity                          F-14
         Consolidated Statements of Cash Flows                                    F-15
         Notes to Consolidated Financial Statements                               F-16

         The historical financial statements of certain acquired companies are included in this filing since each acquiree will contribute significant revenue to the Company. The operating results of these acquirees should not be considered indicative of the Company's future operating results.

Andrews Environmental Services, Inc.
         Report of Independent Public Accountants                                 F-24
         Balance Sheet                                                            F-25
         Statements of Operations                                                 F-26
         Statements of Stockholders' Equity                                       F-27
         Statements of Cash Flows                                                 F-28
         Notes to Financial Statements                                            F-29

Ferrero Wastewater Management, Inc.
         Report of Independent Public Accountants                                 F-33
         Balance Sheets                                                           F-34
         Statements of Operations                                                 F-35
         Statements of Stockholders' Equity                                       F-36
         Statements of Cash Flows                                                 F-37
         Notes to Financial Statements                                            F-38

A Rapid Rooter Sewer & Drain Service, Inc.
         Report of Independent Public Accountants                                 F-42
         Balance Sheets                                                           F-43
         Statements of Operations                                                 F-44
         Statements of Stockholders' Equity                                       F-45
         Statements of Cash Flows                                                 F-46
         Notes to Financial Statements                                            F-47

Seagraves, Inc. (d.b.a. Brownie Environmental Services) and Grease-Tec, Inc.
         Report of Independent Public Accountants                                    F-51
         Combined Balance Sheets                                                     F-52
         Combined Statements of Operations                                           F-53
         Combined Statements of Stockholders' Equity                                 F-54
         Combined Statements of Cash Flows                                           F-55
         Notes to Combined Financial Statements                                      F-56

RGM Liquid Waste Removal Corporation and Affiliates
         Report of Independent Public Accountants                                    F-60
         Combined Balance Sheets                                                     F-61
         Combined Statements of Operations                                           F-62
         Combined Statements of Stockholders' Equity                                 F-63
         Combined Statements of Cash Flows                                           F-64
         Notes to Combined Financial Statements                                      F-65

Eldredge Wastewater Management, Inc.
         Report of Independent Public Accountants                                    F-72
         Balance Sheets                                                              F-73
         Statements of Operations                                                    F-74
         Statements of Stockholder's Equity                                          F-75
         Statements of Cash Flows                                                    F-76
         Notes to Financial Statements                                               F-77

                       SANTI GROUP, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION


The following unaudited pro forma combined financial statements give effect to the acquisitions by SanTi Group, Inc. ("SanTi") of businesses during the period from March 19, 1997 (inception) through May 8, 1998 (the "Acquired Businesses"). The unaudited pro forma combined financial statements also give effect to the merger with Microlytics, Inc. ("Microlytics") on May 13, 1998, which has been accounted for as a capital transaction accompanied by a recapitalization of Santi ("Recapitalization"). SanTi, the Acquired Businesses and Microlytics are hereafter referred to as the Company. The Acquired Businesses are as follows:

-----------------------------------------------------------------------------------------------------
                          BUSINESS                                                  DATE ACQUIRED
-----------------------------------------------------------------------------------------------------
Grease business of Andrews Environmental Services, Inc.                            March 20, 1997
("Andrews Grease")
-----------------------------------------------------------------------------------------------------
Atlanta Grease Trap Service, Inc. ("Atlanta Grease")                               August 27, 1997
-----------------------------------------------------------------------------------------------------
Remaining business of Andrews Environmental Services, Inc.                         December 22, 1997
("Andrews Other")
-----------------------------------------------------------------------------------------------------
Ferrero Wastewater Management, Inc. ("Ferrero")                                    January 22, 1998
-----------------------------------------------------------------------------------------------------
A Rapid Rooter Sewer & Drain Service, Inc. ("A Rapid")                             February 13, 1998
-----------------------------------------------------------------------------------------------------
Quality Plumbing and Septic ("Quality")                                            February 17, 1998
-----------------------------------------------------------------------------------------------------
Seagraves, Inc. (d.b.a. Brownie Environmental Services, Inc.)
and Grease-Tec, Inc. ("Seagraves")                                                 March 6, 1998
-----------------------------------------------------------------------------------------------------
RGM Liquid Waste Removal Corporation and Affiliates ("RGM")                        May 1, 1998
-----------------------------------------------------------------------------------------------------
Eldredge Wastewater Management, Inc. ("Eldredge")                                  May 8, 1998
-----------------------------------------------------------------------------------------------------

Andrews Grease and Andrews Other are hereafter referred to as "Andrews".

All of the above acquisitions were accounted for using the purchase method of accounting. These statements are based on the historical financial statements of the Acquired Businesses and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet gives effect to the acquisitions of RGM and Eldredge and the Recapitalization as if they had occurred on March 31, 1998. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred January 1, 1997.

SanTi has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the owners. To the extent the owners of the Acquired Businesses have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential cost savings, SanTi cannot fully quantify these savings at this time. It is anticipated that these savings will be partially offset by costs related to SanTi's corporate management and by the costs associated with being a public company. These costs cannot be quantified accurately. Accordingly, only those anticipated savings and costs that are factually supportable have been included in the accompanying pro forma financial information of the Company.

The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what SanTi's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the SanTi financial position or results of operations for any future period. Since the Acquired Businesses were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                                                                               PRO FORMA       PRO FORMA
                                                 SANTI            RGM         ELDREDGE        ADJUSTMENTS       COMBINED
                                                                                               (Note 5)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                    $13,504,967     $        -    $        -    $ (6,540,000)(b) $   6,964,967
  Accounts receivable, net                       1,115,501              -             -               -         1,115,501
  Prepaids and other                               157,494              -             -               -           157,494
                                               -----------     ----------    ----------    ------------     -------------
          Total current assets                  14,777,962              -             -      (6,540,000)        8,237,962

PROPERTY AND EQUIPMENT, net                      3,853,494        933,560       388,731         502,709 (a)     5,678,494
INTANGIBLES                                     11,795,776              -             -       5,817,000 (a)    17,612,776
OTHER ASSETS                                       500,362              -             -               -           500,362
                                               -----------     ----------    ----------    ------------     -------------
                                               $30,927,594     $  933,560    $  388,731    $   (220,291)    $  32,029,594
                                               ===========     ==========    ==========    ============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses        $ 2,260,344     $        -    $        -    $          -     $   2,260,344
  Line of Credit                                13,272,948              -             -               -        13,272,948
  Current portion of long-term debt                118,500              -             -               -           118,500
                                               -----------     ----------    ----------    ------------     -------------
          Total current liabilities             15,651,792              -             -               -        15,651,792
LONG-TERM LIABILITIES:
  Long-term debt, net of current portion         2,134,623              -             -               -         2,134,623
                                               -----------     ----------    ----------    ------------     -------------
          Total liabilities                     17,786,415              -             -               -        17,786,415
                                               -----------     ----------    ----------    ------------     -------------

STOCKHOLDERS' EQUITY
  Common stock                                         679              -             -              26 (b)           705
  Additional paid-in-capital                    13,902,126              -             -       1,101,974 (b)    15,004,100
  Net Assets Acquired                                    -        933,560       388,731      (1,322,291)(c)             -
  Accumulated deficit                             (761,626)             -             -               -          (761,626)
                                               -----------     ----------    ----------    ------------     -------------
           Total stockholders' equity           13,141,179        933,560       388,731        (220,291)       14,243,179
                                               -----------     ----------    ----------    ------------     -------------

                                               $30,927,594     $  933,560    $  388,731    $   (220,291)     $ 32,029,594
                                               ===========     ==========    ==========    ============     =============



                                                   RECAPITALIZATION        AS ADJUSTED
                                                       (Note 5)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                       $                -    $   6,964,967
  Accounts receivable, net                                         -        1,115,501
  Prepaids and other                                               -          157,494
                                                  ------------------    -------------
          Total current assets                                     -        8,237,962

PROPERTY AND EQUIPMENT, net                                        -        5,678,494
INTANGIBLES                                                        -       17,612,776
OTHER ASSETS                                                       -          500,362
                                                  ------------------    -------------
                                                  $                -       32,029,594
                                                  ==================    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses                            -        2,260,344
  Line of Credit                                                   -       13,272,948
  Current portion of long-term debt                                -          118,500
                                                  ------------------    -------------
          Total current liabilities                                -       17,786,415
LONG-TERM LIABILITIES:
  Long-term debt, net of current portion                           -        2,134,623

                                                  ------------------    -------------
          Total liabilities                                        -       17,269,992
                                                  ------------------    -------------

STOCKHOLDERS' EQUITY
  Common stock                                                   103 d)           808
  Additional paid-in-capital                                    (103)d)    15,003,997
  Net Assets Acquired                                              -                -
  Accumulated deficit                                              -         (761,626)
                                                  ------------------    -------------
           Total stockholders' equity                              -       14,243,179
                                                  ------------------    -------------

                                                  $                -    $  32,029,594
                                                  ==================    =============

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                SANTI       FERRERO    A RAPID     QUALITY  SEAGRAVES      RGM      ELDREDGE
Revenues                      $2,634,722   $257,982   $680,870    $194,786 $1,342,431  $1,842,449  $1,000,365

EXPENSES
  Cost of operations           1,647,530    175,443    338,971     118,620    930,687   1,083,204     741,425

  Selling, General and
    Administrative Expense     1,524,389     73,399    244,591      61,894    350,137     502,748     276,702

  Depreciation and
    Amortization                 177,900     23,334     41,476       5,179     32,886      99,643      49,742
                              ----------   --------   --------    --------  ---------   ---------   ---------
INCOME (LOSS) FROM OPERATIONS   (715,097)   (14,194)    55,832       9,093     28,721     156,854     (67,504)

Other expense (income):
  Interest                       106,713      5,913     11,148       1,684      8,659     (14,903)      9,670

  Other                                -        (33)      (476)         60   (105,984)          -          76
                              ----------   --------   --------    --------  ---------   ---------   ---------
INCOME (LOSS) BEFORE TAXES      (821,810)   (20,074)    45,160       7,349    126,046     171,757     (77,250)

Provision (benefit)
  for taxes                     (318,536)         -          -           -          -      66,985     (18,153)

                              ----------   --------   --------    --------  ---------   ---------   ---------
NET INCOME(LOSS)              $ (503,274)  $(20,074)  $ 45,160    $  7,349  $ 126,046   $ 104,772   $ (59,097)
                              ==========   ========   ========    ========  =========   =========   =========

PRO FORMA NET LOSS
PER SHARE
  Basic and Diluted           $    (0.10)
                              ==========

PRO FORMA WEIGHTED AVERAGE
 SHARES OUTSTANDING
  Basic and Diluted            4,874,434
                              ==========


                                   PRO FORMA      PRO FORMA      RECAPITAL-         AS
                                   ADJUSTMENTS    COMBINED       IZATION         ADJUSTED
                                    (Note 6)                     (Note 6)
Revenues                         $        -      $7,953,605     $        -      $7,953,605

EXPENSES
  Cost of operations                              5,035,880                      5,035,880

  Selling, General and
    Administrative Expense          (51,250)(d)   2,982,610                      2,982,610

  Depreciation and Amortization     188,957 (a)     619,117                        619,117
                                 ----------      ----------    -----------      ----------
  INCOME (LOSS) FROM OPERATIONS    (137,707)       (684,002)             -        (684,002)

Other expense (income):
  Interest                           30,000 (b)     109,842                        109,842
                                    (49,042)(c)
  Other                                            (106,357)                      (106,357)
                                 ----------      ----------    -----------      ----------
  INCOME (LOSS) BEFORE TAXES       (118,665)       (687,487)             -        (687,487)

Provision (benefit)
  for taxes                         (47,863)(e)    (268,120)                      (268,120)
                                    (46,279)(f)
                                 ----------      ----------    -----------      ----------
NET INCOME(LOSS)                 $ (120,249)     $ (419,367)   $         -      $ (419,367)
                                 ==========      ==========    ===========      ==========

PRO FORMA NET (LOSS)
PER SHARE
  Basic and Diluted                              $    (0.08)                    $    (0.07)
                                                 ==========                     ==========

PRO FORMA WEIGHTED AVERAGE
 SHARES OUTSTANDING
  Basic and Diluted                 381,445       5,255,879      1,027,066(g)    6,282,945
                                 ==========      ==========    ===========      ==========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                              SANTI      ANDREWS      ATLANTA GREASE        FERRERO       A RAPID      QUALITY
Revenues                                   $ 737,858   $1,218,268     $    198,255        $4,122,100     $4,629,655   $1,558,288
--------

EXPENSES
  Cost of operations                         406,638      625,892          133,741         2,797,821      2,364,794      948,963

  Selling, General and Administrative
  Expenses                                   521,372      646,273           41,941         1,045,315      1,730,394      495,149

  Depreciation and Amortization              127,338      121,496                            220,432        319,001       41,529

                                           ---------    ---------     ------------         ---------      ---------    ---------
     INCOME (LOSS) FROM OPERATIONS          (317,490)    (175,393)          22,573            58,532        215,466       72,647

Other expense (income):
  Interest                                   104,494       22,077            3,692            50,920         86,367       13,472

  Other                                                  (204,124)                            (2,821)        27,413          476
                                           ---------    ---------     ------------         ---------      ---------    ---------
     INCOME (LOSS) BEFORE TAXES             (421,984)       6,654           18,881            10,433        101,686       58,699

Provision (benefit) for taxes               (163,632)       4,334

                                           ---------    ---------     ------------         ---------      ---------    ---------
NET INCOME (LOSS)                          $(258,352)   $   2,320     $     18,881         $  10,433      $ 101,686    $  58,699
                                           =========    =========     ============         =========      =========    =========

PRO FORMA NET LOSS PER SHARE
  Basic and Diluted                        $   (0.28)
                                           =========

PRO FORMA WEIGHTED AVERAGE
SHARES OUTSTANDING
  Basic and Diluted                          913,470
                                           =========

                                                                                 PRO FORMA            PRO FORMA
                                       SEAGRAVES      RGM        ELDREDGE       ADJUSTMENTS           COMBINED
                                                                                 (Note 6)
Revenues                              $6,924,493    $7,459,143    $4,074,248   $         -          $30,922,308
--------

EXPENSES
  Cost of operations                   4,868,591     4,485,210     2,841,432             -           19,473,082

  Selling, General and Administrative
  Expenses                             1,636,989     2,407,013     1,081,150      (205,000)(d)        9,400,596

  Depreciation and Amortization          248,938       394,420       192,534     1,031,389 (a)        2,697,077

                                       ---------     ---------     ---------    ----------           ----------
     INCOME (LOSS) FROM OPERATIONS       169,975       172,500       (40,868)     (826,389)            (648,447)

Other expense (income):
  Interest                                36,425       (88,518)       34,828       124,621 (b)          443,990
                                                                                    55,612 (c)
  Other                                  (75,529)      (73,276)       (6,509)                          (334,370)
                                       ---------     ---------     ---------    ----------           ----------
     INCOME (LOSS) BEFORE TAXES          209,079       334,294       (69,187)   (1,006,622)            (758,067)

Provision (benefit) for taxes                          156,526       (17,957)      117,665 (e)         (295,646)
                                                                                  (392,582)(f)
                                       ---------     ---------     ---------    ----------           ----------
NET INCOME (LOSS)                      $ 209,079     $ 177,768     $ (51,230)   $ (731,705)          $ (462,421)
                                       =========     =========     =========    ==========           ==========

PRO FORMA NET LOSS PER SHARE
  Basic and Diluted                                                                                  $    (0.32)
                                                                                                     ==========

PRO FORMA WEIGHTED AVERAGE
SHARES OUTSTANDING
  Basic and Diluted                                                                540,652            1,454,122
                                                                                ==========           ==========

                                                   RECAPITALIZATION       AS ADJUSTED
                                                       (Note 6)
Revenues                                           $               -      30,922,308
--------

EXPENSES
  Cost of operations                                               -      19,473,082

  Selling, General and Administrative
  Expenses                                                         -       9,400,596

  Depreciation and Amortization                                    -       2,697,077

                                                   -----------------      ----------
     INCOME (LOSS) FROM OPERATIONS                                 -        (648,447)

Other expense (income):
  Interest                                                         -         443,990

  Other                                                            -        (334,370)
                                                   -----------------      ----------
     INCOME (LOSS) BEFORE TAXES                                    -        (758,067)

Provision (benefit) for taxes                                      -        (295,646)

                                                   -----------------      ----------
NET INCOME (LOSS)                                  $               -      $ (462,421)
                                                   =================      ==========

PRO FORMA NET LOSS PER SHARE
  Basic and Diluted                                                       $    (0.19)
                                                                          ==========

PRO FORMA WEIGHTED AVERAGE
SHARES OUTSTANDING
  Basic and Diluted                                        1,027,066(g)    2,481,188
                                                   =================      ==========

                    SANTI GROUP, INC. AND ACQUIRED BUSINESSES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                      MARCH 31, 1998 AND DECEMBER 31, 1997


1. BACKGROUND

SanTi Group, Inc. ("SanTi") was formed to act as a consolidator of nonharzardous liquid waste businesses. From its inception on March 19, 1997 through May 8, 1998, SanTi has acquired nine businesses involved in the nonhazardous liquid waste business ("Acquired Businesses").

2. HISTORICAL FINANCIAL STATEMENTS

The historical financial statements of the Acquired Businesses were derived from the respective Acquired Businesses' financial statements. Balance sheet information of the Acquired Businesses reflects only those assets purchased by SanTi. All Acquired Businesses have a December 31 year-end, or their financial results have been recast to a December 31 year-end, with the exception of RGM which has an October 31 year-end. The audited historical financial statements included elsewhere in this Registration Statement have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

3. ACQUISITION OF ACQUIRED BUSINESSES

The acquisitions of the Acquired Businesses were financed by borrowings under two credit agreements with total availability of $16.6 million and cash proceeds of $16.3 million from sales of common stock. All acquisitions have been accounted for using the purchase method of accounting.

The following table sets forth the consideration paid in (a) cash, (b) seller notes and (c) value of common stock to the shareholders of the Acquired
Businesses:

                                                                       COMMON                 TOTAL
                                    CASH            SELLER NOTES        STOCK             CONSIDERATION
                                -----------------------------------------------------------------------
Andrews                         $ 1,135,000          $  257,350      $   17,120            $ 1,409,470
Atlanta Grease                      360,000                   0               0                360,000
Ferrero                           2,240,100                   0          72,000              2,312,100
A Rapid                           3,990,120                   0         100,000              4,090,120
Quality                           2,250,000                   0          58,000              2,308,000
Seagraves                         3,250,000           2,000,000          60,000              5,310,000
RGM                               4,500,000                   0         609,000              5,109,000
Eldredge                          2,040,000                   0         493,000              2,533,000

                                -----------------------------------------------------------------------
          Total                 $19,765,220          $2,257,350      $1,409,120            $23,431,690
                                -----------------------------------------------------------------------

In addition to the above amounts, the agreements include contingent consideration totaling $1,608,900 in cash and 93,600 shares of common stock. These amounts are payable by the Company to the Acquired Businesses on various dates specified by the agreements, contingent upon the meeting of certain goals as defined in the agreements. For purposes of computing the estimated purchase price for accounting purposes, the value of the common stock was determined using an estimated fair value of $.80 - $1 per share for all acquisitions except for RGM and Eldredge, for which the common stock was valued at $5.80 per share. These per share prices are based on the offering prices of the Company's common stock issued in private transactions occurring in January and April of 1998.

The allocation of purchase prices to the assets acquired has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets becomes available. Based upon management's preliminary analysis, the historical carrying value of the acquired assets approximates fair value, with the exception of property and equipment, for which the carrying value has been increased by approximately $700,000. The amount allocated to noncompete agreements and goodwill is approximately $1.2 million and $16.3 million, respectively. Management of SanTi has not identified any other material tangible or identifiable intangible assets of the Acquired Businesses to which a portion of the purchase prices could reasonably be allocated.

4. RECAPITALIZATION

On May 13, 1998 SanTi merged ("Merger") with Microlytics, Inc. ("Microlytics"). Under the terms of the Merger each outstanding share of SanTi common stock was exchanged for one share of Microlytics common stock. Immediately prior to the merger, Microlytics had 1,027,066 shares of common stock outstanding and warrants to purchase an additional 500,000 shares of common stock at an exercise price of $5.80. The Merger resulted in the receipt by Santi shareholders of approximately 8,088,379 shares of common stock, representing approximately 86.2% of the Microlytics shares outstanding on the effective date of the Merger. As a result of the Merger, SanTi Group, Inc. was merged into Microlytics and Microlytics certificate of incorporation was amended as of the effective date of the Merger to change Microlytics' name to SanTi Group, Inc. For accounting purposes, the Merger has been accounted for as a capital transaction accompanied by a recapitalization of SanTi.

5. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

(a) Reflects adjustments to record the fair market value of assets acquired plus the resulting goodwill related to the excess purchase price over the fair value of assets acquired:

         --------------------------------------------------------------------------------------
         Total consideration                                                         $7,642,000
         --------------------------------------------------------------------------------------
         Fair value of assets purchased (includes an increase                         1,825,000
         of $502,709 over the historical carrying value)                             ----------
         --------------------------------------------------------------------------------------
         Excess of purchase price over fair value of net assets acquired              5,817,000
         --------------------------------------------------------------------------------------
         Value associated with noncompete agreements                                    500,000
                                                                                     ----------
         --------------------------------------------------------------------------------------
         Adjustment to goodwill                                                      $5,317,000
                                                                                     ==========
         --------------------------------------------------------------------------------------

(b) Reflects purchase price consideration for Eldredge and RGM of $6.5 million in cash and 190,000 shares of common stock with an estimated value of $1.1 million.

(c) Reflects the elimination of the net assets acquired.

(d) Reflects the merger with Microlytics.

6. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

(a) Reflects additional amortization of noncompete agreements using a weighted average life of 2.2 years and goodwill using a 40 year life. Also includes additional depreciation of property and equipment using a weighted average remaining life of 5 years.

(b) Reflects additional interest expense on the $2.3 million in seller notes at a weighted average annual rate of 6.2%.

(c) Reflects elimination of interest expense of Acquired Businesses net of additional interest expense on $3.9 million in line of credit borrowings at 8.21%. The elimination of interest expense of the acquired businesses is required as the Company assumed no debt in the purchase transactions. Additional borrowings under the Company's line of credit of $3.9 million were required to supplement equity proceeds from the sale of common stock to pay the cash portion of the purchase prices.

(d) Adjusts compensation to the level that the owners of the Acquired Businesses have contractually agreed to receive subsequent to the Acquisitions. The employment agreements have terms of one to three years and include certain severance provisions in the event of termination without cause.

(e) Reflects additional income tax provision for state and federal taxes at a combined statutory tax rate of 39% as certain Acquired Businesses previously were taxed as Subchapter S Corporations.

(f) Reflects (benefit) for income taxes for the tax effect of adjustments (a) thru (d).

(g) Reflects issuance of additional shares in connection with the Recapitalization. Warrants to purchase an additional 500,000 shares of common stock at $5.80 per share have been excluded as their impact is antidilutive.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To SanTi Group, Inc.:


We have audited the accompanying consolidated balance sheet of SANTI GROUP, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (March 19, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SanTi Group, Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the period from inception (March 19, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP



Atlanta, Georgia
April 2, 1998 (except for the last six
     paragraphs of Note 10 as to which
     the date is June 29, 1998)

                       SANTI GROUP, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                                                       DECEMBER 31,         MARCH 31,
                      ASSETS                               1997               1998
-------------------------------------------------      ------------       ------------
                                                                           (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                           $    195,552       $ 13,504,967
   Accounts receivable, net of allowance for
      doubtful accounts of $17,875 and $77,659 in
      1997 and 1998, respectively                           125,777          1,115,501
   Prepaid expenses                                          81,089            157,494
   Deferred income taxes                                     65,471                  0
                                                       ------------       ------------
            Total current assets                            467,889         14,777,962
                                                       ------------       ------------

MACHINERY AND EQUIPMENT                                     593,416          3,989,205
   Less accumulated depreciation                            (31,874)          (135,711)
                                                       ------------       ------------
                                                            561,542          3,853,494
                                                       ------------       ------------

OTHER NONCURRENT ASSETS:
   Intangibles, net                                       1,473,489         11,795,776
   Deferred income taxes                                     98,161            482,168
   Other assets                                              13,062             18,194
                                                       ------------       ------------
                                                          1,584,712         12,296,138
                                                       ------------       ------------
                                                       $  2,614,143       $ 30,927,594
                                                       ============       ============


                 LIABILITIES AND
              STOCKHOLDERS' EQUITY
-------------------------------------------------
CURRENT LIABILITIES:
    Accounts payable                                   $     37,774       $  1,122,238
    Accrued expenses                                        339,961          1,138,106
    Lines of credit                                       1,120,000         13,272,948
    Current portion of long-term debt                       123,715            118,500
                                                       ------------       ------------
              Total current liabilities                   1,621,450         15,651,792
                                                       ------------       ------------
LONG-TERM DEBT, NET OF CURRENT PORTION                      180,240          2,134,623
                                                       ------------       ------------
COMMITMENTS (NOTE 6)


STOCKHOLDERS' EQUITY:
    Common stock, $.0001 par value; 100,000,000
       shares authorized, 3,285,879 and 6,785,879
       shares issued and outstanding in 1997 and
       1998, respectively                                       329                679
    Additional paid-in capital                            1,070,476         13,902,126
    Accumulated deficit                                    (258,352)          (761,626)
                                                       ------------       ------------
              Total stockholders' equity                    812,453         13,141,179
                                                       ------------       ------------
                                                       $  2,614,143       $ 30,927,594
                                                       ============       ============


              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                       SANTI GROUP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                             PERIOD FROM          THREE-MONTH
                                              INCEPTION           PERIOD ENDED
                                         (MARCH 19, 1997) TO        MARCH 31,
                                          DECEMBER 31, 1997           1998
                                          ------------------      -----------
                                                                  (unaudited)
REVENUES                                     $   737,858          $ 2,634,722
                                             -----------          -----------
EXPENSES:
    Cost of operations                           406,638            1,647,530
    General and administrative                   521,372            1,524,389
    Depreciation and amortization                127,338              177,900
                                             -----------          -----------
              Total expenses                   1,055,348            3,349,819
                                             -----------          -----------
(LOSS) FROM OPERATIONS                          (317,490)            (715,097)

OTHER EXPENSE (INCOME):
    Interest                                     104,494              106,713
                                             -----------          -----------
(LOSS) BEFORE INCOME TAX BENEFIT                (421,984)            (821,810)

INCOME TAX (BENEFIT)                            (163,632)            (318,536)
                                             -----------          -----------
NET (LOSS)                                   $  (258,352)         $  (503,274)
                                             ===========          ===========

(LOSS) PER SHARE:
    Basic and diluted                        $      (.28)         $      (.10)
                                             ===========          ===========

WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic and diluted                         913,470            4,874,434
                                             ===========          ===========



 The accompanying notes are an integral part of these consolidated statements.

                       SANTI GROUP, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY





                                                  COMMON STOCK                ADDITIONAL
                                         ------------------------------         PAID-IN         ACCUMULATED
                                            SHARES            AMOUNT            CAPITAL           DEFICIT             TOTAL
                                         ------------      ------------      ------------      ------------       ------------
BALANCE, MARCH 19, 1997 (INCEPTION)                 0      $          0      $          0      $          0       $          0

   Sale of common stock                     3,250,000               325           789,675                 0            790,000
   Issuance of common stock in
      settlement of notes payable              14,479                 2           263,683                 0            263,685
   Issuance of common stock for
      acquired business                        21,400                 2            17,118                 0             17,120
   Net loss                                         0                 0                 0          (258,352)          (258,352)
                                         ------------      ------------      ------------      ------------       ------------
BALANCE, DECEMBER 31, 1997                  3,285,879               329         1,070,476          (258,352)           812,453

   Sale of common stock                     3,250,000               325        12,599,675                 0         12,600,000
   Issuance of common stock for
      acquired businesses                     250,000                25           231,975                 0            232,000
   Net loss                                         0                 0                 0          (503,274)          (503,274)
                                         ------------      ------------      ------------      ------------       ------------
BALANCE, MARCH 31, 1998 (UNAUDITED)         6,785,879      $        679      $ 13,902,126      $   (761,626)      $ 13,141,179
                                         ============      ============      ============      ============       ============






  The accompanying notes are an integral part of these consolidated statements.

                       SANTI GROUP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            PERIOD FROM           THREE-MONTH
                                                             INCEPTION            PERIOD ENDED
                                                        (MARCH 19, 1997) TO         MARCH 31,
                                                         DECEMBER 31, 1997            1998
                                                        -------------------       ------------
                                                                                  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                 $   (258,352)         $   (503,274)
                                                            ------------          ------------
   Adjustments to reconcile net loss to net cash (used
      in) provided by operating activities:
         Depreciation and amortization                           127,338               177,900
         Changes in assets and liabilities, excluding
            effects of acquired businesses:
               Accounts receivable                              (125,777)             (989,724)
               Prepaid expenses                                  (81,089)              (76,405)
               Deferred income taxes                            (163,632)             (318,536)
               Intangibles                                       (36,337)              (79,919)
               Other assets                                      (13,062)               (5,132)
               Accounts payable                                   37,774             1,084,464
               Accrued expenses                                  339,961               798,145
                                                            ------------          ------------
                 Total adjustments                                85,176               590,793
                                                            ------------          ------------
                 Net cash (used in) provided by operating
                    activities                                  (173,176)               87,519
                                                            ------------          ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                          (15,432)                    0
   Business acquisitions                                      (1,495,000)          (11,480,220)
                                                            ------------          ------------
         Net cash used in investing activities                (1,510,432)          (11,480,220)
                                                            ------------          ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings under lines of credit                        1,120,000            12,152,948
   Payments of long-term debt                                    (30,840)              (50,832)
   Sale of common stock                                          790,000            12,600,000
                                                            ------------          ------------
         Net cash provided by financing activities             1,879,160            24,702,116
                                                            ------------          ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                        195,552            13,309,415

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         0               195,552
                                                            ------------          ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                    $    195,552          $ 13,504,967
                                                            ============          ============

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                                   $     78,763          $          0
                                                            ============          ============

   Cash paid for income taxes                               $          0          $          0
                                                            ============          ============

NONCASH INVESTING AND FINANCING ACTIVITIES:
   Notes payable issued for business acquisitions           $    257,350          $  2,000,000
                                                            ============          ============

   Notes payable issued for noncompete agreements           $    341,130          $          0
                                                            ============          ============

   Common stock issued for business acquisitions            $     17,120          $    232,000
                                                            ============          ============

   Common stock issued in settlement of notes payable       $    263,685          $          0
                                                            ============          ============



  The accompanying notes are an integral part of these consolidated statements.

                       SANTI GROUP, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)



1.       ORGANIZATION AND BASIS OF PRESENTATION

         SanTi Group, Inc. ("SanTi" or the "Company") was incorporated on August 19, 1997 as a Delaware corporation. The Company operates as a consolidator of the highly fragmented nonhazardous liquid waste management industry through acquisition of businesses with operating service centers that treat, process, and recover nonhazardous liquid waste to serve a variety of customers from private residences and municipalities to large industrial companies.

         Bone-Dry Enterprises, Inc. ("Bone-Dry") was incorporated on March 19, 1997 as a Georgia corporation. On December 1, 1997, all shares of Bone-Dry common stock were exchanged for SanTi common stock. Since the Company and Bone-Dry were under common ownership since their respective dates of inception, the accompanying financial statements are for the period from the inception of Bone Dry (March 19, 1997) to December 31, 1997. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents.

         At March 31, 1998, cash includes restricted funds of $522,000 due to be refunded to prospective investors as a result of the over subscription of the March private placement of SanTi common stock (Note 10).

         MACHINERY AND EQUIPMENT

         Machinery and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment range from five to seven years.

         INTANGIBLES

         As of December 31, 1997, intangibles consist primarily of goodwill of $1,214,228 and noncompete agreements of $259,261 associated with business acquisitions. Noncompete agreements are being amortized over the lives of the contracts. Goodwill is being amortized over 40 years. Amortization expense associated with intangibles was $95,464 for the period from inception (March 19, 1997) to December 31, 1997.

         REVENUE RECOGNITION

         The Company recognizes revenues as services are provided.

         LONG-LIVED ASSETS

         The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and intangibles, to determine whether any impairments are other than temporary. Management believes that long-lived assets in the accompanying balance sheet are appropriately stated.

         EARNINGS PER SHARE

         Basic earnings per share are based on the weighted average number of shares outstanding. Diluted earnings per share are based on the weighted average number of shares outstanding and the dilutive effect of stock options outstanding (using the treasury stock method) and contingently issuable shares. For the period from inception (March 19, 1997) to December 31, 1997, outstanding options of 612,500 and contingently issuable shares have been excluded from diluted weighted average shares outstanding, as their impact was antidilutive.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         UNAUDITED INTERIM FINANCIAL INFORMATION

         The accompanying financial statements as of March 31, 1998, and for the three month period ended March 31, 1998, are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year.

         NEW ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998.
         The Company does not expect that SFAS No. 131 will require revision of prior disclosures.

3.       ACQUISITIONS

         On March 20, 1997, Bone-Dry purchased certain assets of Andrews Environmental Services, Inc. ("Andrews") associated with Andrews Grease Disposal Business ("Andrews Grease"). Andrews Grease is in the business of commercial and governmental grease extraction, collection, and transportation services primarily in the state of Georgia. Consideration associated with the purchase was $475,000 in cash and $257,350 in notes payable.

         On August 27, 1997, Bone-Dry purchased Atlanta Grease Trap Service ("Atlanta Grease"), a Georgia sole proprietorship, for $360,000 in cash. Atlanta Grease is in the business of commercial and governmental grease extraction, collection, and transportation services in the state of Georgia.

         On December 22, 1997, Bone-Dry purchased substantially all of the remaining assets of Andrews. Andrews is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business primarily in the state of Georgia. Consideration associated with the purchase was $660,000 in cash and 21,400 shares of SanTi common stock. Contingent consideration of 13,600 shares of SanTi common stock is payable within 90 days of the first anniversary of the date of purchase, net of offsets for losses, as defined in the purchase agreement.

         The acquisitions of Andrews Grease, Atlanta Grease, and Andrews were accounted for using the purchase method of accounting; accordingly, the purchase prices have been allocated to the assets acquired based on their respective fair values at the dates of acquisition. The resulting excess of purchase prices over fair values of assets acquired was recorded as goodwill. Goodwill recorded in the purchases of Andrews Grease, Atlanta Grease, and Andrews was $482,350, $360,000, and $349,136, respectively.

         The Company's unaudited pro forma consolidated results of operations for the period from inception (March 19, 1997) to December 31, 1997 shown below are presented assuming that the December 22, 1997 acquisition of Andrews had been consummated on March 19, 1997:

                  Pro forma revenue                   $1,778,126
                  Pro forma net (loss)                  (256,113)
                  Pro forma (loss) per share          $     (.27)

         The Company's unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated Andrews as of March 19, 1997. The Company's acquisition of Atlanta Grease is not significant for purposes of presenting pro forma information.

         Subsequent to year-end, the Company acquired the following businesses:

                  - On January 22, 1998, the Company purchased Ferrero Wastewater Management, Inc. ("Ferrero"), a Pennsylvania corporation. Ferrero is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Ambler, Pennsylvania. Consideration was $2,240,100 in cash and 90,000 shares of SanTi common stock. Contingent consideration of $248,900 in cash and 10,000 shares of SanTi common stock is payable 270 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement.

                  - On February 13, 1998, the Company purchased A Rapid Rooter Sewer & Drain Service, Inc. ("A Rapid"), a Florida corporation. A Rapid is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Pompano Beach, Florida. Consideration was $3,990,120 in cash and 100,000 shares of SanTi common stock.

                  - On February 17, 1998, the Company purchased Quality Plumbing and Septic, Inc. ("Quality"), a Georgia corporation. Quality is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Douglasville, Georgia. Consideration was $2,000,000 in cash. Contingent consideration of $250,000 and 10,000 shares of SanTi common stock is payable 120 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement. In June 1998, all contingent consideration was paid to Quality in accordance with the purchase agreement.

                  - On March 6, 1998, the Company purchased Seagraves, Inc. (d/b/a Brownie Environmental) and Grease-Tec, Inc. (collectively, "Seagraves"), two Florida corporations. Seagraves is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Orlando, Florida. Consideration was $3,250,000 in cash, a note payable of $2,000,000, and 60,000 shares of SanTi common stock.

                  - On May 1, 1998, the Company purchased RGM Liquid Waste Removal Corporation and Affiliates ("RGM"), consisting of four New York corporations. RGM is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Long Island, New York. Consideration was $4,500,000 in cash and 105,000 shares of SanTi common stock. Contingent consideration of $1,000,000 and 55,000 shares of SanTi common stock is payable 365 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement.

                  - On May 8, 1998, the Company purchased Eldredge Wastewater Management, Inc., a Pennsylvania corporation. Eldredge is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Philadelphia, Pennsylvania. Consideration was $2,040,000 in cash and 85,000 shares of SanTi common stock. Contingent consideration of $360,000 and 15,000 shares of SanTi common stock is payable 13 months after the date of purchase, net of offsets for losses, as defined in the purchase agreement.

4.       LINE OF CREDIT

         At December 31, 1997, the Company had a $6,600,000 revolving line of credit (the "Revolver"). The Revolver has an interest rate of LIBOR plus 2.25% (8.21% at December 31, 1997) and is secured by substantially all assets of the Company. At December 31, 1997, $1,120,000 was outstanding and $5,480,000 was available for future borrowings. The

         Revolver matures August 12, 1998, is renewable for successive one-year periods, and is personally guaranteed by the majority owner of the Company. Subsequent to year-end, the Company borrowed funds under the majority owner's personal line of credit. These borrowings were used to finance the Company's acquisitions of businesses discussed in Note 3. In June 1998, the lines of credit were paid in full in conjunction with the Company obtaining new financing from another bank (Note 10).

5.       LONG-TERM DEBT

         At December 31, 1997, long-term debt consisted of the following:

        Subordinated notes payable to former owners of acquired
        businesses, interest imputed at 8.1%, payable in various
        installments through April 1, 2000, unsecured                 $ 303,955

        Less current portion                                           (123,715)
                                                                      ---------
                                                                      $ 180,240
                                                                      =========

         Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                           1998                                $123,715
                           1999                                 103,431
                           2000                                  76,809
                                                               --------
                                                               $303,955
                                                               ========

6.       RELATED-PARTY TRANSACTIONS

         In 1997, the Company entered into a note payable agreement with an entity controlled by the Company's majority owner. The note was for $650,000, had an interest rate of 13%, and was paid in full during 1997. In December 1997, after the note was paid in full, the related party purchased 1,608,750 shares of SanTi common stock for $650,000.

         In March 1997, the Company entered into a four-year consulting agreement with a former owner of an acquired business. The Company paid its obligation of $75,000 in full during 1997, as required by the agreement, and is recognizing the expense over the life of the agreement. For the period from inception (March 19, 1997) to December 31, 1997, consulting expense related to the agreement was $13,021 and is included in general and administrative expenses in the accompanying statement of operations.

         During 1997, the Company entered into three noncompete agreements with former owners of acquired businesses in exchange for notes payable totaling $341,130. In connection with the December 22, 1997 purchase of Andrews, one of the former owners of Andrews exchanged $263,685 of outstanding notes payable, issued in connection with the March 1997 purchase of Andrews Grease, for 14,479 shares of SanTi common stock.

         LEASES

         The Company leases office space and equipment from an entity controlled by the Company's majority owner under a lease agreement which expires January 31, 1998 and is renewable for successive one-month periods. Rental expense under the lease was $11,690 for the period from inception (March 19, 1997) to December 31, 1997.

7.       STOCK-BASED COMPENSATION

         In August 1997 and December 1997, the Company issued nonqualified stock options to purchase 125,000 and 487,500 SanTi common stock, respectively, at $.65 per share, which represented the fair market value as of the dates of grant as determined by the Company's board of directors. The options are exercisable for a period of three years beginning on the dates of grant. See Note 10 where exercised subsequent to year end.

         The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock options granted. Had compensation cost for the Company's stock options granted been determined consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amount indicated below for the period from inception (March 19, 1997) to December 31, 1997.

                           Net (loss), as reported               $(258,352)
                           Net (loss), pro forma                  (322,729)
                           Pro forma net (loss) per share             (.35)

         The fair values of options granted were estimated on the date of grant using the minimum value approach, an expected life of three years, and risk-free interest rate of 5.88%.

8.       INCOME TAXES

         The accompanying financial statements include an income tax benefit computed in accordance with SFAS No. 109, "Accounting for Income Taxes." The following summarizes the components of the income tax benefit:

                           Current provision                   $      0
                           Deferred taxes                       163,632
                                                               --------
                           Income tax benefit                  $163,632
                                                               ========

         Reconciliation from the federal statutory rate to the actual income tax benefit is as follows:

                  Statutory federal tax rate                         (34.0)%
                  State income taxes, net of federal tax benefit      (5.0)
                  Other                                                2.3
                                                                     -----
                                                                     (36.7)%
                                                                     =====

         The sources of differences between the financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax asset and liabilities and the tax effects of each are as follows as of December 31, 1997:

                  Deferred tax assets:
                    Allowance for doubtful accounts            $   6,971
                    Intangibles                                   17,210
                    Accrued expenses                              58,500
                    Net operating loss carryforward              107,471
                                                               ---------
                           Total deferred tax assets             190,152
                  Deferred tax liability:
                    Depreciation                                 (26,520)
                                                               ---------
                  Net deferred tax asset                       $ 163,632
                                                               =========

         As of December 31, 1997, deferred tax assets include a net operating loss carryforward of $275,566 which is available to offset future taxable income through 2012. Realization of the net deferred tax asset is dependent on generating sufficient taxable income in future periods. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized.

9.       ENVIRONMENTAL REGULATIONS

         The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of the expenditures necessary to comply with the environmental laws and regulations is made in the normal course of business. The Company, to the best of its knowledge, is in compliance, in all material respects, with the laws and regulations affecting its operations.

10.      SUBSEQUENT EVENTS

         On January 12, 1998, a group of investors purchased 1,250,000 shares of the Company's common stock for $.80 per share.

         On January 30, 1998, the Company declared a 1.25-for-1 stock split effected in the form of a stock dividend. All share amounts have been restated for this stock split.

         During March and April, 1998, the Company sold 2,500,000 shares of its common stock through private offerings. Proceeds from the offerings totaled $14.5 million.

         In connection with certain 1998 acquisitions, the Company has entered into employment agreements with 8 employees. Upon termination of employment (other than voluntarily by the employee or by the Company for cause or upon death of the employee), the Company is committed to pay certain benefits, including specified monthly severance of not more than $6,667 per month. The benefits are to be paid from the date of termination to dates ranging from January 22, 1999 to March 6, 2001.

         On April 30, 1998, certain employees of the Company exercised options to purchase 612,500 shares at a price of $.65 per share.

         On May 13, 1998, pursuant to a Plan of Reorganization in the United States Bankruptcy Court, Microlytics, Inc. ("Microlytics") completed a merger (the "Merger") with the Company. Under the terms of the Merger, each outstanding share of SanTi common stock was exchanged for one share of Microlytics common stock. Immediately prior to the Merger, Microlytics had 1,027,066 shares of common stock outstanding and warrants to purchase an additional 500,000 shares with an exercise price of $5.80, of which 250,000 were exercised immediately following the Merger. The Merger resulted in the receipt by SanTi shareholders of approximately 8,088,379 shares of common stock, representing approximately 86.2% of the Microlytics shares outstanding on the effective date of the Merger. As a result of the Merger, SanTi was merged into Microlytics and Microlytics' certificate of incorporation was amended as of the effective date of the Merger to change Microlytics' name to SanTi. The Merger will be accounted for as a capital transaction accompanied by a recapitalization of SanTi. All costs incurred in connection with the Merger will be expensed. Effective with the Merger, the capital structure of SanTi consists of 70,000,000 shares authorized, 9,365,445 shares issued and outstanding of $.0001 par value common stock and 30,000,000 shares authorized, 0 shares issued and outstanding of $.0001 par value preferred stock.

         On June 1, 1998, the Company entered into employment agreements with three executive officers which provide for minimum aggregate annual compensation of $575,000. The agreements expire either June 1, 2000 or June 1, 2003, and automatically renew for twelve month periods. Upon termination of employment related to the change in control of the Company, the Company is committed to immediately pay in full the minimum compensation for each of the remaining years or portion thereof.

         On June 26, 1998, the Company entered into a $40 million revolving credit facility with a bank. The Company may also obtain up to $5 million in letters of credit, subject to availability under the facility. Interest is payable monthly at variable rates, depending on the Company's current debt to cash flow ratio, but is capped at LIBOR plus 2.5%. The facility expires June 26, 2001, is secured by a first lien on substantially all assets of the Company and requires the Company to maintain certain financial ratio covenants beginning September 30, 1998.

         On June 29, 1998, three executive officers received options to purchase an aggregate of 1,250,000 shares of common stock as follows; 400,000 exercisable at $6 per share, 350,000 exercisable at $15 per share and 500,000 exercisable at $25 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To Andrews Environmental Services, Inc.:


We have audited the accompanying balance sheet of ANDREWS ENVIRONMENTAL SERVICES, INC. (a Georgia corporation) as of December 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to December 21, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andrews Environmental Services, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to December 21, 1997 in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP



Atlanta, Georgia
June 18, 1998

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                                  BALANCE SHEET



                                                                     DECEMBER 31,
                           ASSETS                                        1996
------------------------------------------------------               ------------
CURRENT ASSETS:
  Cash and cash equivalents                                          $   14,414
  Accounts receivable, net of allowance for
    doubtful accounts of $9,300                                         177,166
  Due from related party                                                 51,202
  Prepaid expenses and other                                             25,588
  Deferred income taxes                                                   3,575
                                                                     ----------
         Total current assets                                           271,945


PROPERTY AND EQUIPMENT, NET                                             830,102
                                                                     ----------

                                                                     $1,102,047
                                                                     ==========


                      LIABILITIES AND                                DECEMBER 31,
                    STOCKHOLDERS' EQUITY                                 1996
------------------------------------------------------               ------------

CURRENT LIABILITIES:
  Accounts payable                                                   $  142,364
  Accrued expenses                                                       19,983
  Income taxes payable                                                   10,148
  Current portion of long-term debt                                     229,638
                                                                     ----------
         Total current liabilities                                      402,133
                                                                     ----------
LONG-TERM DEBT, NET OF CURRENT PORTION                                  310,221
                                                                     ----------
DEFERRED INCOME TAXES                                                   118,752
                                                                     ----------
COMMITMENTS (NOTE 6)

STOCKHOLDERS' EQUITY:
  Common stock, no par value, $.50 stated
    value; 1,000,000 shares authorized, 1,000
    shares issued and outstanding                                           500
  Retained earnings                                                     270,441
                                                                     ----------
         Total stockholders' equity                                     270,941
                                                                     ----------
                                                                     $1,102,047
                                                                     ==========


       The accompanying notes are an integral part of this balance sheet.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                            STATEMENTS OF OPERATIONS



                                                     YEARS ENDED DECEMBER 31       PERIOD FROM           THREE-MONTH
                                                     ------------------------   JANUARY 1, 1997 TO       PERIOD ENDED
                                                         1995         1996      DECEMBER 21, 1997       MARCH 31, 1997
                                                     -----------  -----------   ------------------      --------------
                                                                                                         (unaudited)
REVENUES                                             $ 1,499,392  $ 1,832,043       $ 1,218,268           $   423,911
                                                     -----------  -----------       -----------           -----------
EXPENSES:
  Cost of operations                                     615,069      785,996           625,892               204,670
  General and administrative                             754,580      757,655           646,273               216,361
  Depreciation and amortization                           94,948      122,296           121,496                47,486
                                                     -----------  -----------       -----------           -----------
         Total expenses                                1,464,597    1,665,947         1,393,661               468,517
                                                     -----------  -----------       -----------           -----------
INCOME (LOSS) FROM OPERATIONS                             34,795      166,096          (175,393)              (44,606)
                                                     -----------  -----------       -----------           -----------
OTHER EXPENSE (INCOME):
  Interest expense                                        45,475       70,868            22,077                 8,381
  Other, net                                               7,404       (2,500)         (204,124)             (195,794)
                                                     -----------  -----------       -----------           -----------
                                                          52,879       68,368          (182,047)             (187,413)
                                                     -----------  -----------       -----------           -----------
INCOME (LOSS) BEFORE INCOME TAXES                        (18,084)      97,728             6,654               142,807

PROVISION (BENEFIT) FOR INCOME TAXES                      (3,304)      39,094             4,334                54,560
                                                     -----------  -----------       -----------           -----------
NET INCOME (LOSS)                                    $   (14,780) $    58,634       $     2,320           $    88,247
                                                     ===========  ===========       ===========           ===========




        The accompanying notes are an integral part of these statements.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY





                                    COMMON STOCK
                                 ------------------      RETAINED
                                 SHARES      AMOUNT      EARNINGS        TOTAL
                                 ------      ------      --------      ---------
BALANCE, DECEMBER 31, 1994        1,000      $  500     $ 226,587      $ 227,087

  Net loss                            0           0       (14,780)       (14,780)
                                 ------      ------     ---------      ---------
BALANCE, DECEMBER 31, 1995        1,000         500       211,807        212,307

  Net income                          0           0        58,634         58,634
                                 ------      ------     ---------      ---------
BALANCE, DECEMBER 31, 1996        1,000         500       270,441        270,941

  Purchase of treasury stock       (585)       (292)     (136,108)      (136,400)
  Net income                          0           0         2,320          2,320
                                 ------      ------     ---------      ---------
BALANCE, DECEMBER 21, 1997          415      $  208     $ 136,652      $ 136,860
                                 ======      ======     =========      =========



        The accompanying notes are an integral part of these statements.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                            STATEMENTS OF CASH FLOWS




                                                           YEARS ENDED
                                                           DECEMBER 31            PERIOD FROM        THREE-MONTH
                                                      ----------------------   JANUARY 1, 1997 TO    PERIOD ENDED
                                                         1995        1996     DECEMBER 21, 1997     MARCH 31, 1997
                                                      ---------    ---------  -------------------   --------------
                                                                                                    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                   $ (14,780)   $  58,634        $   2,320         $  88,247
                                                      ---------    ---------        ---------         ---------
  Adjustments to reconcile net (loss) income to
    net cash provided by (used in) operating
    activities:
      Depreciation and amortization                      94,948      122,296          121,496            47,486
      Gain on sale of fixed assets                            0            0         (204,124)         (196,125)
      Changes in assets and liabilities:
        Accounts receivable                              25,101      (72,882)          68,676             8,019
        Prepaid expenses and other                        9,233       13,694          (24,555)            2,697
        Due from related party                                0      (51,202)         (60,152)          (35,022)
        Deferred taxes                                   (3,304)      28,946          (29,905)           (7,476)
        Accounts payable                                (14,990)      51,664          (11,633)           13,243
        Accrued expenses                                  9,457         (579)             238            (4,366)
        Income taxes payable                                  0       10,148           34,239            71,953
                                                      ---------    ---------        ---------         ---------
           Total adjustments                            120,445      102,085         (105,720)          (99,591)
                                                      ---------    ---------        ---------         ---------
           Net cash provided by (used in)
              operating activities                      105,665      160,719         (103,400)          (11,344)
                                                      ---------    ---------        ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                 (229,810)    (249,024)        (144,745)          (15,487)
  Proceeds from sales of fixed assets                    56,358            0          425,000           250,000
                                                      ---------    ---------        ---------         ---------
           Net cash (used in) provided by
              investing activities                     (173,452)    (249,024)         280,255           234,513
                                                      ---------    ---------        ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt                          206,075      321,504          194,679                 0
  Repayments of long-term debt                         (137,693)    (219,380)        (247,677)          (60,555)
  Purchase of treasury stock                                  0            0         (136,400)         (136,400)
                                                      ---------    ---------        ---------         ---------
           Net cash provided by (used in)
              financing activities                       68,382      102,124         (189,398)         (196,955)
                                                      ---------    ---------        ---------         ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                               595       13,819          (12,543)           26,214

CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD                                                      0          595           14,414            14,414
                                                      ---------    ---------        ---------         ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD              $     595    $  14,414        $   1,871         $  40,628
                                                      =========    =========        =========         =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                              $  45,475    $  43,275        $  38,352         $   8,381
                                                      =========    =========        =========         =========

  Cash paid for income taxes                          $     207    $   1,644        $      10         $       0
                                                      =========    =========        =========         =========



        The accompanying notes are an integral part of these statements.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                          NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. ORGANIZATION AND BASIS OF PRESENTATION

   Andrews Environmental Services, Inc. ("Andrews" or the "Company"), a Georgia corporation, operates a service center that treats, processes, and recovers nonhazardous liquid waste to serve a variety of customers from private residences and municipalities to large industrial companies.

   On March 20, 1997, certain assets of the Company associated with its grease disposal business were sold to SanTi Group, Inc. ("SanTi"). The grease disposal business was primarily involved with commercial and governmental grease extraction, collection, and transportation services. Consideration associated with the sale was $475,000 in cash and $257,350 in notes receivable. In conjunction with the sale, the Company recorded a gain on the sale of fixed assets of $204,124 which is included in other income in the accompanying statement of operations for the period from January 1, 1997 to December 21, 1997.

   On December 22, 1997, substantially all of the remaining property and equipment and the ongoing business of the Company were sold to SanTi. Consideration was $660,000 in cash and 21,400 shares of SanTi common stock. Contingent consideration of 13,600 shares of SanTi common stock is receivable within 90 days of the first anniversary of the date of purchase, net of offsets for losses, as defined in the sale agreement.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

   CONCENTRATION OF CREDIT RISK

   Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

   REVENUE RECOGNITION

   The Company recognizes revenues as services are provided.

   PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment and office equipment range from 5 to 7 years. The building is depreciated over an estimated useful life of 40 years.

   At December 31, 1996, property and equipment consisted of the following:

                Machinery and equipment                                    $ 1,040,874
                Office equipment                                                29,385
                Building                                                       162,686
                Land                                                             2,000
                                                                           -----------
                                                                             1,234,945
                Less accumulated depreciation                                 (404,843)
                                                                           -----------
                                                                           $   830,102
                                                                           ===========

   The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. Management believes that property and equipment in the accompanying balance sheets are appropriately stated.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   UNAUDITED INTERIM FINANCIAL INFORMATION

   The accompanying financial statements for the three-month period ended March 31, 1997 are unaudited. In the opinion of the management of Andrews, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements.

3. LONG-TERM DEBT

   At December 31, 1996, long-term debt consisted of the following:

                Equipment loans, interest at varying rates between 8.5%
                and 16.3%, interest and principal due in monthly
                installments through 2002, secured by related equipment         $ 453,094

                Line of credit                                                     83,789

                Loan from stockholder (Note 4)                                      2,976
                                                                                ---------
                                                                                  539,859

                Less current portion                                             (229,638)
                                                                                ---------
                                                                                $ 310,221
                                                                                =========

   At December 31, 1996, the Company had a $100,000 revolving line of credit (the "Revolver"). The Revolver has an interest rate of prime plus 2% (10.25% at December 31, 1996). At December 31, 1996, $83,789 was outstanding and $16,211 was available for future borrowings. The Revolver matures July 15, 1998, is renewable for successive one-year periods, is personally guaranteed by the Company's majority stockholder, and is secured by substantially all assets of the Company.

   On December 21, 1997, in conjunction with the sale of the Company's remaining assets (Note 1), the Revolver and all equipment loans were paid in full.


4. RELATED-PARTY TRANSACTIONS

   The Company's majority stockholder advances monies to the Company from time to time to maintain certain working capital levels, as needed. At December 31, 1996, the Company was indebted to the majority stockholder for $2,976, which is included in current portion of long-term debt in the accompanying balance sheet.

   During 1997, the Company had repairs and maintenance performed on its trucks by an entity owned by the Company's majority stockholder. For the period from January 1, 1997 to December 21, 1997, the Company incurred $32,371 of expense for these services, which is included in cost of operations in the accompanying statement of operations.

   The Company advances monies from time to time to an entity owned by the Company's majority stockholder to enable that entity to maintain certain levels of working capital. At December 31, 1996, the related entity owed the Company $51,202, which is included in the accompanying balance sheet as due from related party.

   The Company performs services from time to time for an entity owned by a stockholder of the Company. Revenues from this entity totaled $11,111, $7,683, and $0 for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997, respectively.

5. INCOME TAXES

   The accompanying financial statements reflect the provision (benefit) for income taxes computed in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The following summarizes the components of the income tax provision (benefit) for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997:

                                                                        1995          1996          1997
                                                                      --------      --------      --------
                Current taxes                                         $      0      $ 10,148      $ 28,165
                Deferred taxes                                          (3,304)       28,946       (29,905)
                                                                      --------      --------      --------
                Provision (benefit) for income taxes                  $ (3,304)     $ 39,094      $ (1,740)
                                                                      ========      ========      ========

   Reconciliation from the federal statutory rate to the actual provision (benefit) for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997 is as follows:

                                                                        1995          1996          1997
                                                                      --------      --------      --------
                Statutory federal tax rate                               (34.0)%          34%         34.0%
                State income taxes, net of federal tax benefit            (4.0)            4           4.0
                Other                                                     19.7             2          27.1
                                                                      --------      --------      --------
                                                                         (18.3)%          40%         65.1%
                                                                      ========      ========      ========

   The components of the net deferred tax liability as of December 31, 1996 are as follows:

                Deferred tax assets:
                  Allowance for doubtful accounts                              $   3,530
                  Other                                                               45
                                                                               ---------
                         Total deferred tax asset                                  3,575
                Deferred tax liability:
                  Depreciation                                                  (118,752)
                                                                               ---------
                Net deferred tax liability                                     $(115,177)
                                                                               =========


6. ENVIRONMENTAL REGULATIONS

   The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of the expenditures necessary to comply with the environmental laws and regulations are made in the normal course of business. The Company, to the best of its knowledge, is in compliance, in all material respects, with the laws and regulations affecting its operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Ferrero Wastewater Management, Inc.:


We have audited the accompanying balance sheets of FERRERO WASTEWATER MANAGEMENT, INC. (a Pennsylvania corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ferrero Wastewater Management, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP


Atlanta, Georgia
March 20, 1998

                       FERRERO WASTEWATER MANAGEMENT, INC.


                                 BALANCE SHEETS




                                                                 DECEMBER 31
                                                            --------------------
                     ASSETS                                 1996            1997
------------------------------------------------            ----            ----
CURRENT ASSETS:
   Cash and cash equivalents                          $    7,383          $   40,201
   Accounts receivable, net of allowance for
      doubtful accounts of $50,000 in 1996 and 1997      308,187             379,852
   Prepaid expenses and other                             68,280              22,034
                                                      ----------          ----------
            Total current assets                         383,850             442,087

PROPERTY AND EQUIPMENT, NET                              698,934             903,774
OTHER ASSETS                                              11,740              26,477
                                                      ----------          ----------
                                                      $1,094,524          $1,372,338
                                                      ==========          ==========


                                                                 DECEMBER 31
                 LIABILITIES AND                            --------------------
              STOCKHOLDERS' EQUITY                          1996            1997
------------------------------------------------            ----            ----
CURRENT LIABILITIES:
   Accounts payable                                   $  350,879          $  185,551
   Accrued expenses                                       35,288              48,304
   Due to stockholder                                     43,716              81,580
   Current portion of long-term debt                     109,802             128,454
                                                      ----------          ----------
            Total current liabilities                    539,685             443,889
                                                      ----------          ----------
LONG-TERM DEBT, NET OF CURRENT PORTION                   244,566             607,743
                                                      ----------          ----------
COMMITMENTS (NOTE 6)
STOCKHOLDERS' EQUITY:
   Common stock, $100 par value; 250 shares
      authorized, 50 shares issued and
      outstanding                                          5,000               5,000
   Retained earnings                                     305,273             315,706
                                                      ----------          ----------
            Total stockholders' equity                   310,273             320,706
                                                      ----------          ----------
                                                      $1,094,524          $1,372,338
                                                      ==========          ==========


      The accompanying notes are an integral part of these balance sheets.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF OPERATIONS




                                            YEARS ENDED DECEMBER 31,           THREE MONTH         PERIOD FROM
                                    ---------------------------------------    PERIOD ENDED     JANUARY 1, 1998 TO
                                       1995         1996           1997       MARCH 31, 1997     JANUARY 22, 1998
                                    ----------   -----------    -----------   --------------    ------------------
                                                                                         (unaudited)
REVENUES                            $2,864,459   $ 2,866,758    $ 4,122,100      $ 930,894           $ 257,982
                                    ----------   -----------    -----------      ---------           ---------
EXPENSES:
    Cost of operations               1,693,181     1,913,700      2,797,821        621,400             175,443
    General and administrative         722,523       773,286      1,045,315        244,032              73,399
    Depreciation and amortization      253,874       287,742        220,432         61,000              23,334
                                    ----------   -----------    -----------      ---------           ---------
              Total expenses         2,669,578     2,974,728      4,063,568        926,432             272,176
                                    ----------   -----------    -----------      ---------           ---------
INCOME (LOSS) FROM OPERATIONS          194,881      (107,970)        58,532          4,462             (14,194)
                                    ----------   -----------    -----------      ---------           ---------
OTHER EXPENSE (INCOME):
    Interest expense                    51,226        48,024         50,920         10,086               5,913
    Other, net                          11,402       (22,404)        (2,821)          (269)                (33)
                                    ----------   -----------    -----------      ---------           ---------
                                        62,628        25,620         48,099          9,817               5,880
                                    ----------   -----------    -----------      ---------           ---------
NET INCOME (LOSS)                   $  132,253   $  (133,590)   $    10,433      $  (5,355)          $ (20,074)
                                    ==========   ===========    ===========      =========           =========




        The accompanying notes are an integral part of these statements.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY









                                        COMMON    RETAINED
                                         STOCK    EARNINGS       TOTAL
                                        ------   ----------      -----
BALANCE, JANUARY 1, 1995                $5,000   $ 362,610    $ 367,610

    Distribution to stockholder              0     (56,000)     (56,000)
    Net income                               0     132,253      132,253
BALANCE, DECEMBER 31, 1995               5,000     438,863      443,863
                                        ------   ---------    ---------

    Net (loss)                               0    (133,590)    (133,590)
                                        ------   ---------    ---------
BALANCE, DECEMBER 31, 1996               5,000     305,273      310,273

    Net income                               0      10,433       10,433
                                        ------   ---------    ---------
BALANCE, DECEMBER 31, 1997               5,000     315,706      320,706

    Net (loss)                               0     (20,074)     (20,074)
                                        ------   ---------    ---------
BALANCE, JANUARY 22, 1998 (UNAUDITED)   $5,000   $ 295,632    $ 300,632
                                        ======   =========    =========




        The accompanying notes are an integral part of these statements.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF CASH FLOWS





                                                                     YEARS ENDED DECEMBER 31,       THREE-MONTH      PERIOD FROM
                                                               -----------------------------------  PERIOD ENDED  JANUARY 1, 1998 TO
                                                                  1995         1996         1997   MARCH 31, 1997  JANUARY 22, 1998
                                                               ---------    ---------    --------- -------------- ------------------
                                                                                                            (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                          $ 132,253    $(133,590)   $  10,433    $  (5,355)   $(20,074)
                                                               ---------    ---------    ---------    ---------    --------
    Adjustments to reconcile net income (loss) to net
      cash provided by operating
       activities:
           Depreciation and amortization                         253,874      287,742      220,432       61,000      23,334
           Loss (gain) on sale of fixed assets                     8,402      (17,019)           0            0           0
           Changes in assets and liabilities:
              Accounts receivable                                  7,721        5,928      (71,665)     (47,473)    (10,844)
              Prepaid expenses and other                          (9,850)     (56,030)      46,246       (5,000)          0
              Other assets                                        62,096       10,553      (14,737)      (7,859)     12,977
              Accounts payable                                    70,390       93,525     (165,328)      39,887      33,571
              Accrued expenses                                    21,580      (21,295)      13,016       (3,539)      2,670
                                                               ---------    ---------     --------    ---------    --------
                 Total adjustments                               414,213      303,404       27,964       37,016      61,708
                                                               ---------    ---------     --------    ---------    --------
                 Net cash provided by operating activities       546,466      169,814       38,397       31,661      41,634
                                                               ---------    ---------     --------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of fixed assets                                 0       20,949            0            0           0
    Capital expenditures                                        (532,674)    (158,843)    (425,272)    (178,950)          0
                                                               ---------    ---------     --------    ---------    --------
                 Net cash used in investing activities          (532,674)    (137,894)    (425,272)    (178,950)          0
                                                               ---------    ---------     --------    ---------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt                                 163,327       74,830      728,568      130,981           0
    Payments of long-term debt                                  (192,491)    (157,972)    (346,739)     (46,666)     (3,635)
    Net borrowings from stockholder                               15,500       28,216       37,864       58,976     (67,603)
    Distribution to stockholder                                  (56,000)           0            0            0           0
                                                               ---------    ---------    ---------    ---------    --------
                 Net cash (used in) provided by financing
                   activities                                    (69,664)     (54,926)     419,693      143,291     (71,238)
                                                               ---------    ---------    ---------    ---------    --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS             (55,872)     (23,006)      32,818       (3,998)    (29,604)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                    86,261       30,389        7,383        7,383      40,201
                                                               ---------    ---------    ---------    ---------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                       $  30,389    $   7,383    $  40,201    $   3,385    $ 10,597
                                                               =========    =========    =========    =========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                     $  28,210    $  43,389    $  50,920    $  10,086    $  3,530
                                                               =========    =========    =========    =========    ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
    Equipment traded in for capital expenditures               $       0    $       0    $  41,464    $       0    $      0
                                                               =========    =========    =========    =========    ========



        The accompanying notes are an integral part of these statements.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997



1.   ORGANIZATION AND BASIS OF PRESENTATION

     Ferrero Wastewater Management, Inc. (the "Company") designs, constructs, repairs, maintains, and operates on-site sewage disposal systems, primarily in metropolitan Philadelphia, Pennsylvania.

     Nutrecon, Inc. disposed of the waste collected by the Company. On January 1, 1997, the net assets of Nutrecon, Inc. were transferred to the Company. Since the companies were under common ownership from their respective dates of inception, the accompanying financial statements of the Company include the accounts of Nutrecon, Inc. for all periods presented. All material intercompany balances and transactions have been eliminated.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents.

     CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region and in one line of business. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment and office equipment range from five to seven years. Buildings are depreciated over 20 years.

      At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                                              1996              1997
                                                                              ----              ----
                Machinery and equipment                                    $ 1,803,675       $ 2,175,946
                Buildings and improvements                                     308,071           349,941
                Office equipment                                                78,236            82,445
                                                                           -----------       -----------
                                                                             2,189,982         2,608,332
                Less accumulated depreciation                               (1,491,048)       (1,704,558)
                                                                           -----------       -----------
                                                                           $   698,934       $   903,774
                                                                           ===========       ===========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. Management believes that property and equipment in the accompanying balance sheets are appropriately stated.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements for the three-month period ended March 31, 1997, and for the period from January 1, 1998 through January 22, 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the period from January 1, 1998 through January 22, 1998 are not necessarily indicative of future results of the Company.

      INCOME TAXES

      The Company has elected, for federal and state income tax purposes, S corporation tax status whereby income is taxed at the stockholder level. Therefore, no deferred tax assets, liabilities, or provision for income taxes is recorded.

3.   LONG-TERM DEBT

     At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                                 1996            1997
                                                                                 ----            ----
                Loans from banks, interest at 9.25%, interest and principal due in monthly payments through 2003; secured by substantially all
                assets of the Company                                           $ 184,251       $348,035

                Equipment loans, interest at varying rates between
                7.25% and 12.5%, interest and principal due in monthly
                installments through 2003, secured by related equipment           170,117        388,162
                                                                                ---------       --------
                                                                                  354,368        736,197

                Less current portion                                              109,802        128,454
                                                                                ---------       --------
                                                                                $ 244,566       $607,743
                                                                                =========       ========


      Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                         1998                                                         $ 128,454
                         1999                                                           122,456
                         2000                                                           115,386
                         2001                                                           103,520
                         2002 and thereafter                                            266,381
                                                                                      ---------
                                                                                      $ 736,197
                                                                                      =========

     In February 1998, in conjunction with the sale of the business (Note 7), all related long-term debt was paid in full.


4.   RELATED-PARTY TRANSACTION

     The Company's majority stockholder makes advances to the Company from time to time to better manage cash flows and maintain adequate working capital. At December 31, 1996 and 1997, the amounts owed to the majority stockholder were $43,716 and $81,580, respectively. In February 1998, the amount owed to the majority stockholder was paid in full (Note 7).


5.   BENEFIT PLAN

     Employees of the Company are eligible to participate in a company-maintained salary reduction simplified employee pension plan (the "Plan"). The Company has the option to contribute a profit-sharing portion to the Plan each year. During the years ended December 31, 1995, 1996, and 1997, no such contributions were made.

  6.  LEASES

      The Company leases its facility under a noncancelable operating lease. Rental expense during 1995, 1996, and 1997 was $84,943, $67,734, and
      $72,000, respectively. Future minimum lease payments under the current lease agreement are $72,000 per year through December 31, 1999.


  7.  SUBSEQUENT EVENT

      On January 22, 1998, substantially all property and equipment and the ongoing business of the Company were sold to SanTi Group, Inc.
      ("SanTi") for $2,240,100 in cash and 90,000 shares of SanTi common stock. Contingent consideration of $248,900 in cash and 10,000 shares of SanTi common stock are receivable 270 days after the date of purchase, net of offset for losses, as defined in the purchase agreement. Prior to the closing, all related long-term debt was paid in full to convey the assets to SanTi free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To A Rapid Rooter Sewer & Drain Service, Inc.:


We have audited the accompanying balance sheets of A RAPID ROOTER SEWER & DRAIN SERVICE, INC. (a Florida corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A Rapid Rooter Sewer & Drain Service, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP



Atlanta, Georgia
May 8, 1998

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                                 BALANCE SHEETS





                                     ASSETS

                                                                                             DECEMBER 31
                                                                                      --------------------------
                                                                                         1996            1997
                                                                                      ----------      ----------
CURRENT ASSETS:
  Cash and cash equivalents                                                           $  134,110      $  303,291
  Accounts receivable, net of allowance for doubtful accounts of
    $10,000 in 1996 and 1997                                                             313,426         259,860
  Loans to stockholders                                                                   76,787         134,257
  Notes receivable                                                                        58,503               0
  Prepaid expenses                                                                        16,090          16,090
                                                                                      ----------      ----------
           Total current assets                                                          598,916         713,498

PROPERTY AND EQUIPMENT, NET                                                              903,299         922,582
                                                                                      ----------      ----------
                                                                                      $1,502,215      $1,636,080
                                                                                      ==========      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                                    $   99,935      $  161,337
  Accrued expenses                                                                        56,783          59,759
  Current portion of long-term debt                                                      251,695         269,278
                                                                                      ----------      ----------
           Total current liabilities                                                     408,413         490,374
                                                                                      ----------      ----------
LONG-TERM DEBT, NET OF CURRENT PORTION                                                   551,542         590,380
                                                                                      ----------      ----------
COMMITMENTS (NOTES 4 AND 5)

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 7,500 shares authorized, 100 shares
    issued and outstanding                                                                   100             100
  Additional paid-in capital                                                               3,249           3,249
  Retained earnings                                                                      538,911         551,977
                                                                                      ----------      ----------
           Total stockholders' equity                                                    542,260         555,326
                                                                                      ----------      ----------
                                                                                      $1,502,215      $1,636,080
                                                                                      ==========      ==========


      The accompanying notes are an integral part of these balance sheets.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                            STATEMENTS OF OPERATIONS



                                                YEARS ENDED DECEMBER 31                  THREE-MONTH        PERIOD FROM
                                     ----------------------------------------------      PERIOD ENDED    JANUARY 1, 1998 TO
                                        1995              1996              1997        MARCH 31, 1997   FEBRUARY 13, 1998
                                     -----------       -----------       ----------     --------------   ------------------
                                                                                                  (unaudited)
REVENUES                             $ 4,201,989       $ 4,820,398       $4,629,655       $ 1,157,104         $ 680,870
                                     -----------       -----------       ----------       -----------         ---------
EXPENSES:
  Cost of operations                   2,139,783         2,270,988        2,364,794           622,406           338,971
  General and administrative           1,564,497         1,702,588        1,730,394           381,527           244,591
  Depreciation and amortization          233,730           291,293          319,001            74,514            41,476
                                     -----------       -----------       ----------       -----------         ---------
           Total expenses              3,938,010         4,264,869        4,414,189         1,078,447           625,038
                                     -----------       -----------       ----------       -----------         ---------
INCOME FROM OPERATIONS                   263,979           555,529          215,466            78,657            55,832
                                     -----------       -----------       ----------       -----------         ---------
OTHER EXPENSE (INCOME):
    Interest expense                      64,116            85,789           86,367            18,858            11,148
    Other, net                           (33,597)          (97,058)          27,413              (446)             (476)
                                     -----------       -----------       ----------       -----------         ---------
                                          30,519           (11,269)         113,780            18,412            10,672
                                     -----------       -----------       ----------       -----------         ---------
NET INCOME                           $   233,460       $   566,798       $  101,686       $    60,245         $  45,160
                                     ===========       ===========       ==========       ===========         =========


        The accompanying notes are an integral part of these statements.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                        ADDITIONAL
                                                         COMMON           PAID-IN      RETAINED
                                                         STOCK            CAPITAL      EARNINGS         TOTAL
                                                         ------         ----------     ---------      ---------
BALANCE, JANUARY 1, 1995                                 $  100         $    3,249     $ 312,757      $ 316,106

  Distributions to stockholders                               0                  0      (267,500)      (267,500)
  Net income                                                  0                  0       233,460        233,460
                                                         ------         ----------     ---------      ---------
BALANCE, DECEMBER 31, 1995                                  100              3,249       278,717        282,066

  Distributions to stockholders                               0                  0      (306,604)      (306,604)
  Net income                                                  0                  0       566,798        566,798
                                                         ------         ----------     ---------      ---------
BALANCE, DECEMBER 31, 1996                                  100              3,249       538,911        542,260

  Distributions to stockholders                               0                  0       (88,620)       (88,620)
  Net income                                                  0                  0       101,686        101,686
                                                         ------         ----------     ---------      ---------
BALANCE, DECEMBER 31, 1997                                  100              3,249       551,977        555,326

  Distributions to stockholders                               0                  0             0              0
  Net income                                                  0                  0        45,160         45,160
                                                         ------         ----------     ---------      ---------
BALANCE, FEBRUARY 13, 1998 (UNAUDITED)                   $  100         $    3,249     $ 597,137      $ 600,486
                                                         ======         ==========     =========      =========



        The accompanying notes are an integral part of these statements.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                            STATEMENTS OF CASH FLOWS



                                                                   YEARS ENDED DECEMBER 31         THREE-MONTH        PERIOD FROM
                                                              ---------------------------------    PERIOD ENDED   JANUARY 1, 1998 TO
                                                                1995         1996        1997     MARCH 31, 1997  FEBRUARY 13, 1998
                                                              ---------   ---------   ---------   --------------  ------------------
                                                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $ 233,460   $ 566,798   $ 101,686      $  60,245       $  45,160
                                                              ---------   ---------   ---------      ---------       ---------
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                             233,730     291,293     319,001         74,514          41,476
      Gain on sale of fixed assets                              (21,727)    (74,606)    (15,665)             0               0
      Changes in assets and liabilities:
      Accounts receivable                                        22,784     (89,315)     53,566        113,436           8,968
      Notes receivable                                                0     (58,503)     58,503              0               0
      Prepaid expenses and other                                  9,000         300           0         13,881          (1,573)
      Accounts payable                                            8,486      (7,380)     61,402        (34,079)        (37,949)
      Accrued expenses                                            1,538       6,914       2,976          4,136           2,965
                                                              ---------   ---------   ---------      ---------       ---------
        Total adjustments                                       253,811      68,703     479,783        171,888          13,887
                                                              ---------   ---------   ---------      ---------       ---------
        Net cash provided by operating activities               487,271     635,501     581,469        232,133          59,047
                                                              ---------   ---------   ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of fixed assets                            97,652      83,658      54,766              0               0
  Capital expenditures                                         (788,903)   (184,510)   (341,859)        (9,700)           (291)
                                                              ---------   ---------   ---------      ---------       ---------
        Net cash used in investing activities                  (691,251)   (100,852)   (287,093)        (9,700)           (291)
                                                              ---------   ---------   ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt                                  729,528     169,407     306,333              0               0
  Payments of long-term debt                                   (315,906)   (288,568)   (285,438)       (59,889)        (30,160)
  Net borrowings of stockholders                                 11,824     (66,061)    (57,470)       (29,011)        (56,366)
  Distributions to stockholders                                (267,500)   (306,604)    (88,620)             0               0
                                                              ---------   ---------   ---------      ---------       ---------
        Net cash provided by (used in) financing activities     157,946    (491,826)   (125,195)       (88,900)        (86,526)
                                                              ---------   ---------   ---------      ---------       ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS            (46,034)     42,823     169,181        133,533         (27,770)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                  137,321      91,287     134,110        134,110         303,291
                                                              ---------   ---------   ---------      ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $  91,287   $ 134,110   $ 303,291      $ 267,643       $ 275,521
                                                              =========   =========   =========      =========       =========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                    $  64,116   $  85,789   $  86,367      $  18,858       $  11,148
                                                              =========   =========   =========      =========       =========



        The accompanying notes are an integral part of these statements.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997


1. ORGANIZATION AND BASIS OF PRESENTATION

   A Rapid Rooter Sewer & Drain Service, Inc. (the "Company") designs, constructs, repairs, maintains, and operates on-site sewage disposal systems, primarily in and around Pompano Beach, Florida.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents.

   CONCENTRATION OF CREDIT RISK

   Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region and in one line of business. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

   REVENUE RECOGNITION

   The Company recognizes revenues as services are provided.

   PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment and office equipment range from five to seven years. Leasehold improvements are depreciated over the shorter of the term of the lease or the useful life of the improvements.

   At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                                        1996                1997
                                                                     -----------         -----------
        Machinery and equipment                                      $ 1,840,443         $ 1,984,504
        Office equipment                                                  65,406              67,782
        Leasehold improvements                                            19,473              19,473
                                                                     -----------         -----------
                                                                       1,925,322           2,071,759
        Less accumulated depreciation                                 (1,022,023)         (1,149,177)
                                                                     -----------         -----------
                                                                     $   903,299         $   922,582
                                                                     ===========         ===========

   The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. Management believes that property and equipment in the accompanying balance sheets are appropriately stated.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   UNAUDITED INTERIM FINANCIAL INFORMATION

   The accompanying financial statements as of February 13, 1998, for the three-month period ended March 31, 1997, and for the period from January 1, 1998 through February 13, 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the period from January 1, 1998 through February 13, 1998 are not necessarily indicative of future results of the Company.

   INCOME TAXES

   For federal and state income tax purposes, the Company has elected S corporation tax status whereby income is taxed at the stockholder level. Therefore, no deferred tax assets, liabilities, or provision for income taxes is recorded. Amounts are distributed to stockholders for making applicable tax payments, and are included in distributions to stockholders in the accompanying statements of stockholders' equity.

3. LONG-TERM DEBT

   At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                        1996                1997
                                                                     -----------         -----------
        Equipment loans, interest at varying rates
        between 7.25% and 12.5%, interest and
        principal due in monthly installments
        through 2003, secured by related equipment                   $   803,237         $   859,658

        Less current portion                                             251,695             269,278
                                                                     -----------         -----------
                                                                     $   551,542         $   590,380
                                                                     ===========         ===========

   Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                 1998                                                     $269,278
                 1999                                                      240,547
                 2000                                                      181,433
                 2001                                                       89,506
                 2002 and thereafter                                        78,894
                                                                          --------
                                                                          $859,658
                                                                          ========

   In February 1998, in conjunction with the sale of the business (Note 6), all long-term debt was paid in full.


4. BENEFIT PLAN

   The Company maintains a 401(k) plan for employees. The Company matches 25% of employee contributions to the plan up to 5% of employee compensation. Company contributions for the years ended December 31, 1995, 1996, and 1997 were $7,581, $7,720, and $9,792, respectively.


5. RELATED-PARTY TRANSACTIONS

   The Company's stockholders borrow from the Company from time to time to make estimated tax payments on income taxed at the stockholder level. In addition, the Company makes advances to stockholders from time to time to cover certain expenses. At December 31, 1996 and 1997, the amounts owed to the Company from stockholders were $76,767 and $134,257, respectively. In February 1998, the outstanding balance was paid in full by the stockholders.

   The Company leases its Pompano Beach facility from a related party. Rental expense during 1995, 1996, and 1997 was $35,400, $36,000, and $39,614,
   respectively. Future minimum lease payments under the current lease agreement are $48,000 per year through August 31, 2000.

6. SUBSEQUENT EVENT

   On February 13, 1998, substantially all property and equipment and the ongoing business of the Company were sold to SanTi Group, Inc. ("SanTi") for $3,990,120 in cash and 100,000 shares of SanTi common stock. Prior to the closing, all related long-term debt was paid in full to convey the assets to SanTi free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Seagraves, Inc. and Grease-Tec, Inc.:


We have audited the accompanying combined balance sheets of SEAGRAVES, INC. (a Florida corporation d.b.a. Brownie Environmental Services) AND GREASE-TEC, INC. (a Florida corporation) as of December 31, 1997 and 1996 and the related combined statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seagraves, Inc. (d.b.a. Brownie Environmental Services) and Grease-Tec, Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP



Atlanta, Georgia
May 14, 1998

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                             COMBINED BALANCE SHEETS

                                                                      DECEMBER 31
                                                               -------------------------
                        ASSETS                                    1996           1997
===============================================                ==========     ==========
CURRENT ASSETS:
   Cash and cash equivalents                                   $  145,724     $  111,799
   Accounts receivable, net of allowance for doubtful
      accounts of $10,000 in 1996 and 1997                        388,056        395,977
   Prepaid expenses and other                                      53,899         77,028
                                                               ----------     ----------
            Total current assets                                  587,679        584,804


PROPERTY AND EQUIPMENT, NET                                       917,596        928,251


OTHER ASSETS                                                        3,487          4,598
                                                               ----------     ----------
                                                               $1,508,762     $1,517,653
                                                               ==========     ==========

                                                                      DECEMBER 31
                                                               -------------------------
         LIABILITIES AND STOCKHOLDERS' EQUITY                     1996           1997
===============================================                ==========     ==========
CURRENT LIABILITIES:
   Accounts payable                                            $  370,683     $  360,289
   Accrued expenses                                               228,449        206,191
   Current portion of long-term debt                              278,794        293,132
                                                               ----------     ----------
            Total current liabilities                             877,926        859,612
                                                               ----------     ----------
LONG-TERM DEBT:
   Long-term debt, net of current portion                         219,854        183,214
   Related-party notes payable, net of current portion             15,902         94,658
                                                               ----------     ----------
                                                                  235,756        277,872
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES (NOTE 4)

STOCKHOLDERS' EQUITY:
   Common stock of Seagraves, Inc., $1 par value; 500
      shares authorized, 100 shares issued and outstanding            100            100
   Common stock of Grease-Tec, Inc., no par value; 10,000
      shares authorized, 10,000 shares issued and outstanding           0              0
   Retained earnings                                              394,980        380,069
                                                               ----------     ----------
            Total stockholders' equity                            395,080        380,169
                                                               ----------     ----------
                                                               $1,508,762     $1,517,653
                                                               ==========     ==========



 The accompanying notes are an integral part of these combined balance sheets.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                        COMBINED STATEMENTS OF OPERATIONS



                                                 YEARS ENDED DECEMBER 31           THREE-MONTH       PERIOD FROM
                                          -------------------------------------   PERIOD ENDED     JANUARY 1, 1998
                                             1995         1996          1997      MARCH 31, 1997   TO MARCH 6, 1998
                                          ==========   ==========    ==========  ===============  =================
                                                                                            (unaudited)
REVENUES                                  $5,500,041   $6,491,346    $6,924,493     $1,770,224        $1,342,431
                                          ----------   ----------    ----------     ----------        ----------
EXPENSES:
   Cost of operations                      3,873,919    4,626,757     4,868,591      1,103,504           930,687
   Sales, general, and administrative      1,166,270    1,360,725     1,636,989        452,971           350,137
   Depreciation and amortization             256,770      236,777       248,938         18,005            32,886
                                          ----------   ----------    ----------     ----------        ----------
            Total expenses                 5,296,959    6,224,259     6,754,518      1,574,480         1,313,710
                                          ----------   ----------    ----------     ----------        ----------
INCOME FROM OPERATIONS                       203,082      267,087       169,975        195,744            28,721
                                          ----------   ----------    ----------     ----------        ----------
OTHER EXPENSE (INCOME):
   Interest expense                           69,853       61,242        36,425         16,901             8,659
   Other, net                                 23,219      (22,634)      (75,529)        (5,740)         (105,984)
                                          ----------   ----------    ----------     ----------        ----------
                                              93,072       38,608       (39,104)        11,161           (97,325)
                                          ----------   ----------    ----------     ----------        ----------
NET INCOME                                $  110,010   $  228,479    $  209,079     $  184,583        $  126,046
                                          ==========   ==========    ==========     ==========        ==========




   The accompanying notes are an integral part of these combined statements.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            GREASE-TEC, INC. SEAGRAVES, INC.
                                                             COMMON STOCK     COMMON STOCK
                                                            ---------------  --------------     RETAINED
                                                            SHARES   AMOUNT  SHARES  AMOUNT     EARNINGS        TOTAL
                                                            ------   ------  ------  ------     --------      ---------
BALANCE, JANUARY 1, 1995                                    10,000     $0     100     $100     $ 168,167      $ 168,267

    Distributions to stockholders                                0      0       0        0       (17,000)       (17,000)
    Net income                                                   0      0       0        0       110,010        110,010
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, DECEMBER 31, 1995                                  10,000      0     100      100       261,177        261,277

    Distributions to stockholders                                0      0       0        0       (94,676)       (94,676)
    Net income                                                   0      0       0        0       228,479        228,479
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, DECEMBER 31, 1996                                  10,000      0     100      100       394,980        395,080

    Distributions to stockholders                                0      0       0        0      (223,990)      (223,990)
    Net income                                                   0      0       0        0       209,079        209,079
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, DECEMBER 31, 1997                                  10,000      0     100      100       380,069        380,169

    Distributions to stockholders                                0      0       0        0       (32,000)       (32,000)
    Net income                                                   0      0       0        0       126,046        126,046
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, MARCH 6, 1998 (UNAUDITED)                          10,000     $0     100     $100     $ 474,115      $ 474,215
                                                            ======     ==     ===     ====     =========      =========


   The accompanying notes are an integral part of these combined statements.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                        COMBINED STATEMENTS OF CASH FLOWS


                                                                   YEARS ENDED DECEMBER 31           THREE-MONTH      PERIOD FROM
                                                             -------------------------------------   PERIOD ENDED   JANUARY 1, 1998
                                                                1995          1996         1997     MARCH 31, 1997  TO MARCH 6, 1998
                                                             =========     =========    ==========  ==============  ================
                                                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                 $ 110,010     $ 228,479     $ 209,079      $ 184,583       $ 126,046
                                                              ---------     ---------     ---------      ---------       ---------
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization                             256,770       236,777       248,938         18,005          32,886
      (Gain) loss on sale of fixed assets                        (1,949)       21,805       (70,254)             0         (97,641)
      Changes in assets and liabilities:
         Accounts receivable                                     33,665       (97,202)       (7,921)       (99,222)        (58,166)
         Prepaid expenses and other                              (3,593)       (4,838)      (23,129)        51,529          54,520
         Other assets                                             5,909        (2,010)       (1,221)           734               0
         Accounts payable                                       (34,634)      191,375       (10,394)      (135,662)        (67,605)
         Accrued expenses                                        12,022        57,896       (22,258)        29,004          54,363
                                                              ---------     ---------     ---------      ---------       ---------
          Total adjustments                                     268,190       403,803       113,761       (135,612)        (81,643)
                                                              ---------     ---------     ---------      ---------       ---------
          Net cash provided by operating activities             378,200       632,282       322,840         48,971          44,403
                                                              ---------     ---------     ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of fixed assets                             4,210        66,592       100,928              0         100,000
   Capital expenditures                                        (293,516)     (509,292)     (290,157)       (54,551)       (148,121)
                                                              ---------     ---------     ---------      ---------       ---------
          Net cash used in investing activities                (289,306)     (442,700)     (189,229)       (54,551)        (48,121)
                                                              ---------     ---------     ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings of long-term debt                                 175,861       234,672       316,932        128,637          59,425
   Payments of long-term debt                                  (259,055)     (329,545)     (266,287)       (39,219)        (33,635)
   Net borrowings from related party                             99,459        17,947         5,809        (15,902)        (94,658)
   Distributions to stockholders                                (17,000)      (94,676)     (223,990)       (24,000)        (32,000)
                                                              ---------     ---------     ---------      ---------       ---------
          Net cash (used in) provided by financing activities      (735)     (171,602)     (167,536)        49,516        (100,868)
                                                              ---------     ---------     ---------      ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             88,159        17,980       (33,925)        43,936        (104,586)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                   39,585       127,744       145,724        145,724         111,799
                                                              ---------     ---------     ---------      ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $ 127,744     $ 145,724     $ 111,799      $ 189,660       $   7,213
                                                              =========     =========     =========      =========       =========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                                     $  72,074     $  63,327     $  37,838      $  16,901       $   7,095
                                                              =========     =========     =========      =========       =========



   The accompanying notes are an integral part of these combined statements.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997



  1.  ORGANIZATION AND BASIS OF PRESENTATION

      Seagraves, Inc. and Grease-Tec, Inc. (collectively, the "Company") design, construct, repair, maintain, and operate on-site sewage disposal systems, primarily in metropolitan Orlando, Florida. Seagraves, Inc. and Grease-Tec, Inc. are under common ownership.


  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF COMBINATION

      The accompanying combined financial statements include the accounts of Seagraves, Inc. and Grease-Tec, Inc. All significant intercompany accounts have been eliminated.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

      CONCENTRATION OF CREDIT RISK

      Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided on the straight-line basis using useful lives of 5 to 7 years for machinery and equipment and office equipment and 20 years for building and improvements.

      At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                                               1996              1997
                                                                            ==========        ==========
                Machinery and equipment                                     $1,705,843        $1,866,519
                Buildings and improvements                                     361,183           391,780
                Office equipment                                                89,153           101,715
                                                                            ----------        ----------
                                                                             2,156,179         2,360,014
                Less accumulated depreciation                               (1,238,583)       (1,431,763)
                                                                            ----------        ----------
                                                                            $  917,596        $  928,251
                                                                            ==========        ==========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. Management believes that property and equipment in the accompanying balance sheets are appropriately stated.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements for the three-month period ended March 31, 1997 and for the period from January 1, 1998 through March 6, 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the period from January 1, 1998 through March 6, 1998 are not necessarily indicative of future results of the Company.

      INCOME TAXES

      The Company has elected for federal and state income tax purposes S corporation tax status, whereby income is taxed at the stockholder level. Therefore, no deferred tax assets, liabilities, or provisions for income taxes are recorded. Amounts are distributed to the stockholders for making applicable tax payments.

  3.  LONG-TERM DEBT

      At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                                             1996           1997
                                                                                          ==========     ==========

                Equipment loans, interest at varying rates between 8.5% and 11%, interest and principal due in monthly installments through 2000,
                secured by related equipment                                              $351,278       $401,923

                Related-party notes payable, interest at varying rates between
                10% and 12%, interest and principal due in monthly
                installments through 1999, unsecured                                       163,272        169,081
                                                                                          --------       --------
                                                                                           514,550        571,004

                                                                                           278,794        293,132
                Less current portion                                                      --------       --------
                                                                                          $235,756       $277,872
                                                                                          ========       ========


      Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                         1998                                                          $293,132
                         1999                                                           192,387
                         2000                                                            67,548
                         2001                                                            13,418
                         2002 and thereafter                                              4,519
                                                                                       --------
                                                                                       $571,004
                                                                                       ========

      In March 1998, in conjunction with the sale of the business (Note 5), all long-term debt was paid in full.


  4.  RELATED-PARTY TRANSACTIONS

      The Company's stockholders make loans to the Company from time to time to purchase equipment. At December 31, 1996 and 1997, the amounts owed to stockholders were $163,272 and $169,081, respectively. During fiscal years 1995, 1996, and 1997, the Company paid interest of $12,244, $13,031, and
      $6,421, respectively, to stockholders. Subsequent to December 31, 1997, the amounts owed to stockholders were paid in full.

      The Company rents land and buildings from certain stockholders. Rent paid to stockholders was $15,600, $20,000, and $48,336 in 1997, 1996, and 1995,
      respectively.

  5.  SUBSEQUENT EVENT

      On March 6, 1998, substantially all property and equipment and the ongoing business of the Company were sold to SanTi Group, Inc. ("SanTi") for $3,250,000 in cash, a $2,000,000 note receivable, and 60,000 shares of SanTi common stock. Prior to the closing, all related long-term debt was paid in full to convey assets to SanTi free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To RGM Liquid Waste Removal Corporation
and Affiliates:


We have audited the accompanying combined balance sheets of RGM LIQUID WASTE REMOVAL CORPORATION AND AFFILIATES as of October 31, 1996 and 1997 and the related combined statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RGM Liquid Waste Removal Corporation and Affiliates as of October 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN LLP



Atlanta, Georgia
July 10, 1998

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                             COMBINED BALANCE SHEETS


                                                      October 31
                                            -----------------------------      JANUARY 31,
                ASSETS                          1996              1997             1998
--------------------------------------      -----------       -----------      -----------
                                                                               (UNAUDITED)
CURRENT ASSETS:
   Cash and cash equivalents                $   581,017       $ 1,280,106      $   845,874
   Marketable equity securities                 490,318           580,017          596,591
   Accounts receivable, net of
      allowance for doubtful accounts
      of $70,000, $49,000, and $80,000
      in 1996, 1997, and 1998,
      respectively                            2,065,540         1,179,148        1,707,489
   Note receivable                              813,462           579,481          355,606
   Prepaid expenses and other                    37,032            41,342           43,014
                                            -----------       -----------      -----------
            Total current assets              3,987,369         3,660,094        3,548,574


PROPERTY AND EQUIPMENT, NET                   1,394,204         1,032,921          933,560


NOTE RECEIVABLE                                 579,482                 0                0


OTHER ASSETS                                     81,585           124,579          123,849
                                            -----------       -----------      -----------
                                            $ 6,042,640       $ 4,817,594      $ 4,605,983
                                            ===========       ===========      ===========

                                                      October 31
           LIABILITIES AND                  -----------------------------      JANUARY 31,
         STOCKHOLDERS' EQUITY                   1996              1997             1998
--------------------------------------      -----------       -----------      -----------
                                                                               (UNAUDITED)
CURRENT LIABILITIES:
   Accounts payable                         $ 1,274,689       $   374,827      $   285,816
   Accrued expenses                             240,159           211,577          262,170
   Due to related parties                       484,263           506,713          512,326
   Income taxes payable, net                    324,496           281,566           50,491
   Deferred income taxes                        132,529            16,360           16,360
   Current portion of long-term debt            281,264           133,741          117,265
                                            -----------       -----------      -----------
            Total current liabilities         2,737,400         1,524,784        1,244,428
                                            -----------       -----------      -----------
LONG-TERM DEBT, NET OF CURRENT PORTION          353,724            82,827           53,844
                                            -----------       -----------      -----------
DUE TO STOCKHOLDERS                              18,688           131,637          124,593
                                            -----------       -----------      -----------
DEFERRED INCOME TAXES                           100,989            59,057           59,057
                                            -----------       -----------      -----------
COMMITMENTS AND
   CONTINGENCIES (NOTE 4)

STOCKHOLDERS' EQUITY:
   Common stock (Note 2)                         11,000            11,000           11,000
   Unrealized depreciation of
      investments                                (9,682)                0                0
   Retained earnings                          2,830,521         3,008,289        3,113,061
                                            -----------       -----------      -----------
            Total stockholders' equity        2,831,839         3,019,289        3,124,061
                                            -----------       -----------      -----------
                                            $ 6,042,640       $ 4,817,594      $ 4,605,983
                                            ===========       ===========      ===========


  The accompanying notes are an integral part of these combined balance sheets.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                        COMBINED STATEMENTS OF OPERATIONS




                                           Years Ended October 31            THREE-MONTH        THREE-MONTH
                                       -------------------------------       PERIOD ENDED       PERIOD ENDED
                                           1996               1997         JANUARY 31, 1997   JANUARY 31, 1998
                                       ------------       ------------     ----------------   ----------------
                                                                                      (Unaudited)
REVENUES                               $ 10,104,213       $  7,459,143       $  1,799,055       $  1,842,449
                                       ------------       ------------       ------------       ------------
EXPENSES:
   Cost of operations                     6,929,729          4,485,210          1,159,705          1,083,204
   General and administrative             2,627,519          2,407,013            521,027            502,748
   Depreciation and amortization            417,476            394,420             99,171             99,643
                                       ------------       ------------       ------------       ------------
            Total expenses                9,974,724          7,286,643          1,779,903          1,685,595
                                       ------------       ------------       ------------       ------------
INCOME FROM OPERATIONS                      129,489            172,500             19,152            156,854
                                       ------------       ------------       ------------       ------------
OTHER EXPENSE (INCOME):
   Interest expense (income), net            65,497            (88,518)           (27,897)           (14,903)
   Other, net                               804,489            (73,276)                 0                  0
                                       ------------       ------------       ------------       ------------
                                            869,986           (161,794)           (27,897)           (14,903)
                                       ------------       ------------       ------------       ------------
(LOSS) INCOME BEFORE INCOME
   TAXES
                                           (740,497)           334,294             47,049            171,757

(BENEFIT) PROVISION FOR
   INCOME TAXES                            (425,210)           156,526             23,524             66,985
                                       ------------       ------------       ------------       ------------
NET (LOSS) INCOME                      $   (315,287)      $    177,768       $     23,525       $    104,772
                                       ============       ============       ============       ============






    The accompanying notes are an integral part of these combined statements.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                  UNREALIZED
                                                                   LOSSES ON
                                                                  SECURITIES
                                                    COMMON         AVAILABLE          RETAINED
                                                    STOCK           FOR SALE          EARNINGS           TOTAL
                                                 -----------      -----------       -----------       -----------
BALANCE, NOVEMBER 1, 1995                        $    11,000      $         0       $ 3,145,808       $ 3,156,808

    Unrealized depreciation on
     securities available for sale                         0           (9,682)                0            (9,682)
    Net loss                                               0                0          (315,287)         (315,287)
                                                 -----------      -----------       -----------       -----------
BALANCE, OCTOBER 31, 1996                             11,000           (9,682)        2,830,521         2,831,839

    Change in unrealized depreciation
     on securities available for sale                      0            9,682                 0             9,682
    Net income                                             0                0           177,768           177,768
                                                 -----------      -----------       -----------       -----------
BALANCE, OCTOBER 31, 1997                             11,000                0         3,008,289         3,019,289

    Net income                                             0                0           104,772           104,772
                                                 -----------      -----------       -----------       -----------
BALANCE, JANUARY 31, 1998 (UNAUDITED)            $    11,000      $         0       $ 3,113,061       $ 3,124,061
                                                 ===========      ===========       ===========       ===========





    The accompanying notes are an integral part of these combined statements.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                        COMBINED STATEMENTS OF CASH FLOWS



                                                           YEARS ENDED OCTOBER 31       THREE-MONTH       THREE-MONTH
                                                          -------------------------     PERIOD ENDED      PERIOD ENDED
                                                               1996         1997      JANUARY 31, 1997  JANUARY 31, 1998
                                                          -----------   -----------   ----------------   --------------
                                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income                                     $  (315,287)  $   177,768      $    23,525      $   104,772
                                                          -----------   -----------      -----------      -----------
    Adjustments to reconcile net income (loss)
     to net cash provided by
     operating activities:
       Depreciation and amortization                          417,476       394,420           99,171           99,643
       Loss on sale of fixed assets                            26,956            48                0                0
       Changes in assets and liabilities:
           Accounts receivable, net                           508,139       886,392          563,263         (528,341)
           Prepaid expenses and other                          (1,746)       (4,310)          (4,617)          (1,672)
           Other assets                                       109,680       (42,994)            (652)             730
           Accounts payable                                  (965,735)     (899,862)        (300,844)         (89,011)
           Accrued expenses                                     9,260       (28,582)          13,504           50,593
           Income tax payable                                 311,670       (42,931)        (269,949)        (231,075)
           Deferred taxes                                    (893,777)     (158,101)               0                0
                                                          -----------   -----------      -----------      -----------
              Total adjustments                              (478,077)      104,080           99,876         (699,133)
                                                          -----------   -----------      -----------      -----------
              Net cash provided
               by operating activities                       (793,364)      281,848          123,401         (594,361)
                                                          -----------   -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in Merco                                   $ 3,603,192   $         0      $         0      $         0
    Note receivable from Merco                             (1,392,944)      813,463          197,326          223,875
    Marketable securities                                    (500,000)      (80,017)         (12,993)         (16,574)
    Capital expenditures                                     (114,175)      (33,184)               0             (282)
                                                          -----------   -----------      -----------      -----------
              Net cash provided by investing activities     1,596,073       700,262          184,333          207,019
                                                          -----------   -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt                               27,364             0                0                0
    Repayments of long-term debt                             (695,504)     (418,420)        (104,778)         (45,459)
    Net borrowing from related party                           80,806        22,450            5,613            5,613
    Net borrowing from stockholder                             16,860       112,949                0           (7,044)
                                                          -----------   -----------      -----------      -----------
              Net cash used in financing activities          (570,474)     (283,021)         (99,165)         (46,890)
                                                          -----------   -----------      -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          232,235       699,089          208,569         (434,232)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                348,782       581,017          581,017        1,280,106
                                                          -----------   -----------      -----------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                  $   581,017   $ 1,280,106      $   789,586      $   845,874
                                                          ===========   ===========      ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                $   112,328   $    57,140      $    12,124      $     7,546
                                                          ===========   ===========      ===========      ===========
    Cash paid for income taxes                            $   193,421   $   368,767      $   323,178      $   303,362
                                                          ===========   ===========      ===========      ===========
NONCASH INVESTING ACTIVITY:
    Unrealized loss (gain) on securities
     available for sale                                   $     9,682   $    (9,682)     $    (9,682)     $         0
                                                          ===========   ===========      ===========      ===========




   The accompanying notes are an integral part of these combined statements.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                     NOTES TO COMBINED FINANCIAL STATEMENTS

                            OCTOBER 31, 1996 AND 1997



  1.  ORGANIZATION AND BASIS OF PRESENTATION

      RGM Liquid Waste Removal Corporation ("RGM") and affiliates (collectively, the "Company") is engaged in the removal of various waste materials. As part of its normal operations, the Company enters into long-term contracts with governmental, institutional, and commercial entities. These contracts specify that the Company will remove various waste materials at per unit prices over specified periods of time, which typically range from six months to four years.


  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF COMBINATION

      The accompanying combined financial statements include the accounts of Devito Environmental Corporation ("Devito"), Advanced Transfer Technology, Inc. ("ATT"), and Envirotech Leasing & Rental Corporation ("Envirotech") (collectively, the "Affiliates") since they have been under the same ownership of RGM since their respective dates of inception. All material intercompany accounts have been eliminated.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

      The carrying amounts of short-term investments approximate fair value. Short-term investments consist of marketable equity securities and money market funds. In accordance with the criteria specified by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these investments were classified as available for sale.

      CONCENTRATION OF CREDIT RISK

      Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided using useful lives of five to ten years for machinery and equipment and office equipment. Leasehold improvements are depreciated over the shorter of the term of the lease or the useful life of the improvements.

      At October 31, 1996 and 1997, property and equipment consisted of the following:

                                                       1996          1997
                                                    ----------    ----------
                Machinery and equipment             $4,528,286    $4,478,562
                Office equipment                        25,955        42,140
                Leasehold improvements                 105,646       129,005
                                                    ----------    ----------
                                                     4,659,887     4,649,707
                Less accumulated depreciation       (3,265,683)   (3,616,786)
                                                    ----------    ----------
                                                    $1,394,204    $1,032,921
                                                    ==========    ==========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. Management believes that property and equipment in the accompanying balance sheets are appropriately stated.

      COMMON STOCK

      No par value common stock of RGM and affiliates consists of the following as of October 31, 1996 and 1997 and January 31, 1998:

                                                                   ISSUED AND
                                                    AUTHORIZED    OUTSTANDING
                                                    ----------    -----------
                RGM                                      200            10
                Devito                                   200           100
                ATT                                      200            10
                Envirotech                               200           100

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements as of January 31, 1998 and for the three-month periods ended January 31, 1997 and 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three-month period ended January 31, 1998 are not necessarily indicative of future results of the Company.

      INCOME TAXES

      For federal and state income tax purposes, two of the affiliates (the "S corporations") have elected S corporation tax status whereby income is taxed at the shareholder level. Therefore, no deferred tax assets, liabilities, or provisions for income taxes is recorded. See Note 7 for income tax information for the two affiliates which are C corporations (the "C corporations").


  3.  NOTE RECEIVABLE

      From July 1992 to June 1996, the Company participated in the Merco Joint Venture ("Merco"). Merco contracts with the city of New York to receive, transport, and dispose of dewatered sewage sludge. The Company's ownership interest in Merco was 33 1/3%. At May 31, 1996, the Company's investment in Merco was $2,439,761. On June 1, 1996, pursuant to a settlement agreement between the Company and Merco, the joint venture agreed to pay $1,650,000 for the Company's interest in Merco. In 1996, the Company recognized a loss on the sale of the investment in the amount of $789,761, which is included in other, net, in the accompanying statements of operations. The settlement was in the form of a note receivable which is payable in monthly installments of $74,625 through June 1998 and bears interest at 8% per annum.

  4.  LONG-TERM DEBT

      At October 31, 1996 and 1997, long-term debt consisted of the following:

                                                           1996       1997
                                                         --------   --------
            Equipment loans, interest at varying rates
            between 7.75% and 12.38%, interest and
            principal due in monthly installments
            through August 2001, secured by related
            equipment                                    $595,272   $207,665

            Capital lease obligations and other            39,716      8,903
                                                         --------   --------
                                                          634,988    216,568

            Less current portion                         (281,264)  (133,741)
                                                         --------   --------
                                                         $353,724   $ 82,827
                                                         ========   ========

      Future aggregate annual maturities of long-term debt are as follows as of October 31, 1997:

                         1998                                  $133,741
                         1999                                    71,468
                         2000                                     5,983
                         2001                                     5,376
                                                               --------
                                                               $216,568
                                                               ========

      In May 1998, the Company repaid all long-term debt in full in conjunction with the sale of the business (Note 9).


  5.  RELATED-PARTY TRANSACTIONS

      The Company's stockholders make loans to the Company from time to time to meet working capital needs and to purchase equipment. At December 31, 1996 and 1997, the amounts owed to stockholders were $18,688 and $131,637, respectively. In May 1998, all amounts owed to stockholders were paid in full in conjunction with the sale of the business (Note 9).

      The Company is a guarantor of a loan entered by the stockholder in the amount of $118,000. The loan was paid in full in May 1998 in conjunction with the sale of the business (Note 9).

      The Company leases its office facilities from related parties under noncancelable operating leases on a month-to-month basis. Rent expense for the years ended October 31, 1996 and 1997 was $406,558 and $396,991, respectively, and is included in general and administrative expenses in the accompanying statements of operations. Amounts owed to these related parties for back rents at October 31, 1996 and 1997 were $456,475 and $506,713, respectively.

      The Company is a partner in a joint venture with two other waste removal companies, which bill, collect, and disburse monies to the partners for waste removal services provided by the partners to a local municipality. Revenue recorded in the accompanying statements of operations from the joint venture totaled $56,307 and $57,750 in 1996 and 1997, respectively. Amounts due from the joint venture at October 31, 1996 and 1997 were $12,273 and $0, respectively, and are included in due to related parties in the accompanying balance sheets.

      The Company performs waste removal services for an entity under the control of one of the Company's stockholders. The related party also provided waste treatment services to the Company. During 1996 and 1997, revenue from the related party was $55,280 and $74,016, respectively. Waste treatment services performed by the related party for RGM during 1996 and 1997 were $7,765 and $2,600, respectively. Net amounts due to the related party at October 31, 1996 and 1997 were $40,061 and $0 and are included in due to related parties in the accompanying balance sheets.


  6.  COMMITMENTS AND CONTINGENCIES

      The Company has a defined contribution 401(k) plan (the "Plan") covering substantially all of its full-time employees. The Company has the option to contribute a profit-sharing portion to the Plan each year. During the years ended October 31, 1996 and 1997, no such contributions were made.

      Under the terms of a bargaining agreement with its union employees, one of the affiliates is required to make contributions based on hours worked to a union annuity fund. Contributions to this fund for the years ended October 31, 1996 and 1997 were $18,336 and $64,323, respectively, and are included in general and administrative expenses in the accompanying statements of operations.


  7.  INCOME TAXES

      The accompanying financial statements include income tax provisions related to the C corporations computed in accordance with SFAS No. 109, "Accounting for Income Taxes." The components of the income tax (benefit) provision for the years ended October 31, 1996 and 1997 are summarized as follows:

                                                        1996             1997
                                                     ---------        ---------
                Current provision                    $ 468,567        $ 314,627
                Deferred taxes                        (893,777)        (158,101)
                                                     ---------        ---------
                Income tax (benefit) provision       $(425,210)       $ 156,526
                                                     =========        =========

      Reconciliation from the federal statutory rate to the actual income tax benefit is as follows:

                                                        1996       1997
                                                       -----       ----
           Statutory federal tax rate                  (34.0)%     34.0%
           State and city income taxes, net of
             federal tax benefit                        (8.0)       7.0
           (Income) loss from the S corporations        (9.2)       3.8
           Other                                        (6.2)       2.0
                                                       -----       ----
                                                       (57.4)%     46.8%
                                                       =====       ====


      The sources of differences between the financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and liabilities and the tax effects of each are as follows as of October 31, 1996 and 1997:

                                                            1996       1997
                                                         ---------   --------
           Deferred tax assets:
               Allowance for doubtful accounts           $  29,120   $ 20,384
               Capital loss carryforward                    59,805     38,206
                                                         ---------   --------
                         Total deferred tax assets          88,925     58,590
                                                         ---------   --------
           Deferred tax liabilities:
               Depreciation                               (121,027)   (94,240)
               Joint venture income                       (121,881)         0
               Cash to accrual                             (79,535)   (39,767)
                                                         ---------   --------
                         Total deferred tax liabilities   (322,443)  (134,007)
                                                         ---------   --------
           Net deferred tax liability                    $(233,518)  $(75,417)
                                                         =========   ========


  8.  ENVIRONMENTAL REGULATIONS

      The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of the expenditures necessary to comply with the environmental laws and regulations is made in the normal course of business. The Company, to the best of its knowledge, is in compliance, in all material respects, with the laws and regulations affecting its operations.


  9.  SUBSEQUENT EVENT

      On May 1, 1998, the Company sold substantially all property and equipment and the ongoing business to SanTi Group, Inc. ("SanTi") for $4,500,000 in cash and 105,000 shares of SanTi common stock. Contingent consideration of $1,000,000 in cash and 55,000 shares of SanTi common stock is receivable 365 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement. Prior to the closing, all equipment loans and related-party payables were paid in full to convey assets to SanTi free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Eldredge Wastewater Management, Inc.:


We have audited the accompanying balance sheets of ELDREDGE WASTEWATER MANAGEMENT, INC. (a Pennsylvania corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eldredge Wastewater Management, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP



Atlanta, Georgia
June 19, 1998

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                                 BALANCE SHEETS


                                                      DECEMBER 31
                                                -----------------------     MARCH 31,
                  ASSETS                           1996         1997          1998
------------------------------------------      ----------     --------    ----------
                                                                           (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                    $   79,129   $   20,975      $  4,627
   Accounts receivable, net of allowance
      for doubtful accounts of $19,300 in
      1996, 1997, and 1998                         309,488      313,464       321,431

   Related-party receivable                        332,028      363,264       243,334
   Prepaid expenses and other                       13,363       13,774        14,212
                                                ----------   ----------      --------
            Total current assets                   734,008      711,477       583,604



PROPERTY AND EQUIPMENT, NET                        285,799      425,626       388,731
                                                ----------   ----------      --------
                                                $1,019,807   $1,137,103      $972,335
                                                ==========   ==========      ========


                                                      DECEMBER 31
             LIABILITIES AND                    -----------------------      MARCH 31,
           STOCKHOLDER'S EQUITY                    1996          1997          1998
-----------------------------------------          ----          ----       -----------
                                                                            (unaudited)
CURRENT LIABILITIES:
   Accounts payable                             $  324,716   $  353,165      $271,148
   Accrued expenses                                 35,630       41,010        47,904
   Current portion of long-term debt               179,023      119,461       122,877
                                                ----------   ----------      --------
            Total current liabilities              539,369      513,636       441,929
                                                ----------   ----------      --------
LONG-TERM DEBT, NET OF CURRENT PORTION             115,141      322,347       290,883
                                                ----------   ----------      --------
DEFERRED INCOME TAXES                               22,873        9,926         7,426
                                                ----------   ----------      --------
COMMITMENTS AND CONTINGENCIES (NOTES 5
   AND 6)

STOCKHOLDER'S EQUITY:
   Common stock, no par value; 10,000
      shares authorized, 4,000 shares
      issued and outstanding in 1996,
      1997, and 1998                                 1,000        1,000         1,000
   Retained earnings                               341,424      290,194       231,097
                                                ----------   ----------      --------
            Total stockholder's equity             342,424      291,194       232,097
                                                ----------   ----------      --------
                                                $1,019,807   $1,137,103      $972,335
                                                ==========   ==========      ========

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF OPERATIONS



                                                                                        THREE MONTH-PERIOD
                                                 YEARS ENDED DECEMBER 31                  ENDED MARCH 31
                                        -----------------------------------------    ------------------------
                                            1995           1996           1997         1997           1998
                                        -----------    -----------    -----------    ---------    -----------
                                                                                           (unaudited)
REVENUES                                $ 3,800,950    $ 4,206,779    $ 4,074,248    $ 908,332    $ 1,000,365
                                        -----------    -----------    -----------    ---------    -----------
EXPENSES:
   Cost of operations                     2,641,298      3,094,579      2,841,432      647,864        741,425
   General and administrative             1,033,326        999,328      1,081,150      236,546        276,702
   Depreciation and amortization            177,427        176,250        192,534       37,818         49,742
                                        -----------    -----------    -----------    ---------    -----------
            Total expenses                3,852,051      4,270,157      4,115,116      922,228      1,067,869
                                        -----------    -----------    -----------    ---------    -----------
LOSS FROM OPERATIONS                        (51,101)       (63,378)       (40,868)     (13,896)       (67,504)
                                        -----------    -----------    -----------    ---------    -----------
OTHER INCOME (EXPENSE):
   Interest expense, net                     (9,204)       (35,505)       (34,828)     (14,686)        (9,670)
   Other                                     18,244         10,873          6,509        4,061            (76)
                                        -----------    -----------    -----------    ---------    -----------
                                              9,040        (24,632)       (28,319)     (10,625)        (9,746)
                                        -----------    -----------    -----------    ---------    -----------
LOSS BEFORE BENEFIT FROM INCOME TAXES       (42,061)       (88,010)       (69,187)     (24,521)       (77,250)
INCOME TAX BENEFIT                          (10,056)       (17,968)       (17,957)      (5,762)       (18,153)
                                        -----------    -----------    -----------    ---------    -----------
NET LOSS                                $   (32,005)   $   (70,042)   $   (51,230)   $ (18,759)   $   (59,097)
                                        ===========    ===========    ===========    =========    ===========










        The accompanying notes are an integral part of these statements.

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                       STATEMENTS OF STOCKHOLDER'S EQUITY






                                                                          COMMON         RETAINED
                                                                           STOCK         EARNINGS         TOTAL
                                                                          ------         --------         -----
BALANCE, JANUARY 1, 1995                                                  $1,000         $443,471        $444,471

    Net loss                                                                   0          (32,005)        (32,005)
                                                                          ------         --------        --------
BALANCE, DECEMBER 31, 1995                                                 1,000          411,466         412,466

    Net loss                                                                   0          (70,042)        (70,042)
                                                                          ------         --------        --------
BALANCE, DECEMBER 31, 1996                                                 1,000          341,424         342,424

    Net loss                                                                   0          (51,230)        (51,230)
                                                                          ------         --------        --------
BALANCE, DECEMBER 31, 1997                                                 1,000          290,194         291,194

    Net loss                                                                   0          (59,097)        (59,097)
                                                                          ------         --------        --------
BALANCE, MARCH 31, 1998 (UNAUDITED)                                       $1,000         $231,097        $232,097
                                                                          ======         ========        ========



        The accompanying notes are an integral part of these statements.

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF CASH FLOWS






                                                                                              THREE-MONTH PERIOD
                                                           YEARS ENDED DECEMBER 31              ENDED MARCH 31
                                                    -------------------------------------- -----------------------
                                                      1995          1996        1997          1997           1998
                                                    ---------    ---------    ---------    ---------    ---------
                                                                                                 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                         $ (32,005)   $ (70,042)   $ (51,230)   $ (18,759)   $ (59,097)
                                                    ---------    ---------    ---------    ---------    ---------
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
         Depreciation and amortization                177,427      176,250      192,534       37,818       49,742
         Deferred income taxes                        (11,539)     (17,234)     (12,947)      (2,500)      (2,500)
         Changes in assets and liabilities:
            Accounts receivable                        23,302      (39,202)      (3,976)     (13,893)      (7,967)
            Related-party receivable                 (401,156)     227,250      (31,236)      90,096      119,930
            Prepaid expenses and other                 (4,971)      25,550         (411)        (491)        (438)
            Accounts payable                         (127,814)     (43,273)      28,449     (110,578)     (82,017)
            Accrued expenses                            6,126       20,444        5,380       (3,064)       6,894
                                                    ---------    ---------    ---------    ---------    ---------
               Total adjustments                     (338,625)     349,785      177,793       (2,612)      83,644
                                                    ---------    ---------    ---------    ---------    ---------
               Net cash (used in) provided by
                 operating activities                (370,630)     279,743      126,563      (21,371)      24,547
                                                    ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                               (49,806)     (72,516)    (297,361)     (76,008)     (12,847)
                                                    ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of long-term debt                         414,522            0      197,901      109,000            0
   Repayments of long-term debt                       (91,397)    (156,754)     (85,257)     (22,381)     (28,048)
                                                    ---------    ---------    ---------    ---------    ---------
               Net cash provided by (used in)
                 financing activities                 323,125     (156,754)     112,644       86,619      (28,048)
                                                    ---------    ---------    ---------    ---------    ---------

NET CHANGE IN CASH AND CASH
   EQUIVALENTS                                        (97,311)      50,473      (58,154)     (10,760)     (16,348)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD        125,967       28,656       79,129       79,129       20,975
                                                    ---------    ---------    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD            $  28,656    $  79,129    $  20,975    $  68,369    $   4,627
                                                    =========    =========    =========    =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                           $  10,562    $  33,466    $  37,146    $  10,884    $   9,781
                                                    =========    =========    =========    =========    =========

NONCASH INVESTING AND FINANCING ACTIVITIES:
      Equipment financed under capital lease
         obligation                                 $       0    $       0    $  35,000    $       0    $       0
                                                    =========    =========    =========    =========    =========



        The accompanying notes are an integral part of these statements.

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997



  1.  ORGANIZATION AND BASIS OF PRESENTATION

      Eldredge Wastewater Management, Inc. (the "Company"), a Pennsylvania corporation, is engaged in the design, construction, repair, and maintenance of on-site sewage disposal systems. The Company's services are sold to customers located primarily in the Delaware Valley of Southeastern Pennsylvania. The Company is a wholly owned subsidiary of The Eldredge Companies, Inc. ("The Eldredge Companies").


  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with purchased maturities of three months or less at the date of purchase to be cash equivalents.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided over estimated useful lives of five to ten years using the straight-line method.

      At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                      1996              1997
                                                  -----------       -----------

Property and equipment                            $ 1,925,838       $ 2,258,199
    Less accumulated depreciation                  (1,640,039)       (1,832,573)
                                                  -----------       -----------

                                                  $   285,799       $   425,626
                                                  ===========       ===========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. Management believes that property and equipment in the accompanying balance sheets are appropriately stated.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements as of March 31, 1998 and for the three-month periods ended March 31, 1997 and 1998 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three-month period ended March 31, 1998, are not necessarily indicative of the results that may be expected for the full year.


  3.  INCOME TAXES

      The benefit from income taxes is summarized as follows for the years ended December 31, 1995, 1996, and 1997:

                                           1995           1996           1997
                                         --------       --------       --------

                Current                  $  1,483       $   (734)      $ (5,010)
                Deferred                  (11,539)       (17,234)       (12,947)
                                         --------       --------       --------
                                         $(10,056)      $(17,968)      $(17,957)
                                         ========       ========       ========

      Significant components of the Company's deferred income tax liability as of December 31, 1996 and 1997 are summarized as follows:

                                                          1996            1997
                                                         -------         -------

Deferred income tax liability:
    Property and equipment                               $18,361         $ 5,391
    Other                                                  4,512           4,535
                                                         -------         -------
                                                         $22,873         $ 9,926
                                                         =======         =======

      The operations of the Company are included in the consolidated federal income tax return of The Eldredge Companies. All tax amounts above as well as tax amounts included in the accompanying financial statements have been reflected as if the Company filed separate state and federal tax returns.

  4.  LONG-TERM DEBT

      At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                       1996         1997
                                                                  ---------    ---------

Note payable to bank, interest at 9.75%, principal and interest payable in monthly installments through September 1, 2001;
secured by substantially all property and equipment acquired
prior to April 1995                                               $ 258,499    $ 235,609

Equipment loans and capital lease obligation, interest at
varying rates between 7.75% and 10.75%, interest and principal due in monthly installments through 2000; secured by related
equipment                                                            35,665      173,948

Note payable to officer, interest at 12.5%, principal
and interest payable in monthly installments through
March 1, 2000; unsecured                                                  0       32,251
                                                                  ---------    ---------
                                                                    294,164      441,808

Less current portion                                               (179,023)    (119,461)
                                                                  ---------    ---------
                                                                  $ 115,141    $ 322,347
                                                                  =========    =========


      Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                         1998                                                          $119,461
                         1999                                                           131,187
                         2000                                                           127,197
                         2001                                                            61,394
                         2001                                                             2,569
                                                                                       --------
                                                                                       $441,808
                                                                                       ========


      In May 1998, in conjunction with the sale of the business (Note 7), all related long-term debt was paid in full.

  5.  COMMITMENTS AND CONTINGENCIES

      BENEFIT PLAN

      The Company maintains a 401(k) plan for employees. The Company makes a discretionary profit-sharing contribution to the plan based on estimated company profitability. Company contributions for the years ended December 31, 1995, 1996, and 1997 were $0, $10,000, and $6,000, respectively.

      ENVIRONMENTAL AND LEGAL MATTERS

      The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of any such matters should not have a material adverse effect on the Company's financial position or results of operations.


  6.  RELATED-PARTY TRANSACTIONS

      The Company makes periodic cash transfers to (from) The Eldredge Companies and its subsidiaries based on available cash. Additionally, the Company receives certain administration services from its parent company, The Eldredge Companies. Allocations of parent company direct costs related to these services, totaled $189,188, $207,727, and $158,929 for the years ended December 31, 1995, 1996, and 1997, respectively. These allocations are included in general and administrative expense in the accompanying statements of operations. The Company also receives certain management services from other wholly owned subsidiaries of The Eldredge Companies. Management fees, which are reflected in general and administrative expense in the accompanying statements of operations, totaled $296,100, $247,392, and $220,913 for the years ended December 31, 1995, 1996, and 1997, respectively. The stockholders of The Eldredge Companies also served as key officers of the Company during 1995, 1996, and 1997. Compensation paid to one of these officers totaled $108,109, $104,067, and $103,879 for 1995, 1996, and 1997, respectively, and is included in general and administrative expense in the accompanying statements of operations.

      The Company leases its office space and equipment storage facilities from a partnership owned by the stockholders of The Eldredge Companies. Rental expense during the years ended December 31, 1995, 1996, and 1997 was $21,400, $22,740, and $22,320, respectively.

      The Company purchases certain equipment improvements from a wholly owned subsidiary of The Eldredge Companies. These improvements relate primarily to the Company's fleet of septic waste tanker trucks. For the years ended December 31, 1995, 1996, and 1997, these equipment purchases totaled $30,760, $4,174, and $123,218, respectively. In addition, this sister company performs substantially all of the repair and maintenance services on the company vehicles. For the years ended December 31, 1995, 1996, and 1997, these services totaled $159,273, $176,247, and $192,034, respectively, and are reflected in cost of operations in the accompanying statements of operations.

  7.  SUBSEQUENT EVENT

      On May 8, 1998, substantially all property and equipment and the ongoing business of the Company was sold to SanTi Group, Inc. ("SanTi") for $2,040,000 in cash and 85,000 shares of Santi common stock. Contingent consideration of $360,000 in cash and 15,000 shares of SanTi common stock is receivable 13 months after the date of purchase, net of offsets for losses, as defined in the purchase agreement. Prior to the closing, all outstanding long-term debt was paid in full to convey the assets free and clear of all encumbrances and liens.

                                  EXHIBIT INDEX

         EXHIBIT NUMBER            DESCRIPTION
         --------------            -----------
              2.0                  Merger Agreement by and between Microlytics,
                                   Inc. and SanTi Group, Inc., dated March 6,
                                   1998

              3.1 Certificate of Incorporation of the Company dated May 13, 1998

              3.2                  Bylaws of the Company.

              4.1                  Article IV of Registrant's Certificate of
                                   Incorporation

              4.2                  Article VI of Registrant's Certificate of
                                   Incorporation

              9.1                  Voting Trust Agreement

              10.1                 Credit Agreement dated June 26, 1998 between
                                   SanTi Group, Inc., various financial
                                   institutions and Bank of America National
                                   Trust Association as Agent

              10.2                 Company Pledge Agreement dated as of June 26,
                                   1998, between SanTi Group, Inc., and Bank of
                                   America National Trust Association as Agent

              10.3 Security Agreement dated as of June 26, 1998, among SanTi, Inc., each subsidiary of SanTi
                                   Group, Inc. and Bank of America National
                                   Trust Association as Agent

              10.4                 Asset Purchase Agreement dated as of January
                                   22, 1998 by and between SanTi Group of
                                   Pennsylvania, Ferrero Wastewater Management,
                                   Inc., A. Thomas Ferrero, Jr. and A. Thomas
                                   Ferrero, III

              10.5                 Asset Purchase Agreement dated as of December
                                   22, 1997 by and between Bone-Dry Enterprises,
                                   Inc., Andrews Environmental Services, Inc. and
                                   W. Ronald Andrews

              10.6                 Asset Purchase Agreement dated as of February
                                   13, 1998 by and between SanTi Group of
                                   Florida, Inc., A Rapid Rooter Sewer & Drain
                                   Service, Inc., William E. Rice, Joan E. Rice,
                                   Alfonse J. Grunskis, Diane Rice Grunskis,
                                   Donald E. Rice and Ruth Ann Rice

              10.7                 Asset Purchase Agreement dated as of February
                                   17, 1998 by and between Bone-Dry Enterprises,
                                   Inc., Quality Plumbing & Septic, Ronda R.
                                   McMichael and Forney L. McMichael

              10.8                 Asset Purchase Agreement dated as of March 6,
                                   1998 by and between SanTi Group of Florida, Inc. Seagraves, Inc., William D. Seagraves,
                                   Seaburn Seagraves and Angelina Seagraves

              10.9                 Asset Purchase Agreement dated as of March 6,
                                   1998 by and between SanTi Group of Florida, Inc., Grease-Tec, Inc., William D. Seagraves,
                                   Seaburn Seagraves and Angelina Seagraves

              10.10                Asset Purchase Agreement dated as of April
                                   30, 1998 by and between SanTi Group of New
                                   York, Inc., RGM Liquid Waste Removal
                                   Corporation, and Ralph G. Macchio

              10.11                Asset Purchase Agreement dated as of April
                                   30, 1998 by and between SanTi Group of New
                                   York, Inc., Devito Environmental Corporation, and Rosalie Macchio

              10.12                Asset Purchase Agreement dated as of April
                                   30, 1998 by and between SanTi Group of New
                                   York, Inc., Advanced Transfer Technology,
                                   Inc., and Steve Macchio

              10.13                Asset Purchase Agreement dated as of April
                                   30, 1998 by and between SanTi Group of New
                                   York, Inc., Envirotec Leasing and Rental
                                   Corporation, and Steve Macchio

              10.14                Asset Purchase Agreement dated as of May 8,
                                   1998 by and between SanTi Group of
                                   Pennsylvania, Inc., Eldredge Wastewater
                                   Management, Inc., Robert Eldredge, Curtis
                                   Eldredge, and John Eldredge.

              10.15                Contract for Purchase and Sale of Certain
                                   Assets of Andrews Environmental Services,
                                   Inc. dated March 20, 1997 among and between Bone-Dry Enterprises, Inc. and Andrews
                                   Environmental Services, Inc.

              10.16                Employment Agreement between Santi Group, Inc.
                                   and Terry Patrick dated June 1, 1998.

              21.0                 Subsidiaries of SanTi Group, Inc.

              27.1                 Financial Data Schedule

              27.2                 Financial Data Schedule